                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                         DEGC ENTERPRISES (U.S.), INC.,

                            MATRIA HEALTHCARE, INC.,

                            DIABETES SELF CARE, INC.

                                       AND

                       DIABETES MANAGEMENT SOLUTIONS, INC.

                            DATED AS OF JUNE 22, 2004

                                 INDEX OF TERMS

Term                                          Section
----                                          -------
Accounts Receivable                           1(b)

Action                                        4.17

Affiliate                                     1(d)

Agreement                                     Preamble

A/R Remittance and Product Return Agreement   7.5(c)

Assets                                        1(a)

Assignment and Assumption Agreement           8.2(h)

Assumed Liabilities                           1(c)

Assumed Vacation Pay                          1(c)

Balance Sheet Date                            4.8

Base Net Inventory                            2.1(c)

Benefit Plan                                  4.19(a)

Benefit Plans                                 4.19(a)

Business                                      Recitals

Cap Amount                                    10.3(b)

Cash Control Agreement                        7.5(h)

C.F.R.                                        4.35

Claim Notice                                  10.4(a)

Claims                                        4.33

Claims Period                                 10.1(b)

Closing                                       3

Closing Date                                  3

Code                                          4.19(c)

Collateral Agreements                         4.2

Confidentiality Agreement                     9.2(a)

Damages                                       10.2(a)

Deductible Amount                             10.3(a)

DEGC                                          Preamble

DEGC Financial Statements                     5.6

DEGC Indemnities                              10.2(a)

Term                                          Section
----                                          -------
DEGC Lender Group                             2.5

DMS                                           Preamble

DSC                                           Preamble

Employees                                     7.4

Employment Agreement                          8.2(i)

Employment Loss                               4.24(e)

Environmental Laws                            4.29

ERISA                                         4.19(a)

Excluded Assets                               1(b)

Excluded Liabilities                          1(d)

Exclusive Period                              7.6

Financial Statements                          4.6

Fulfillment Agreement                         7.5(f)

Funding Event                                 2.5

Furniture, Fixtures and Equipment             1(a)(viii)

GAAP                                          4.6; 5.6

Government Payments                           4.18

Government Returns                            4.18

Governmental Entity                           4.17

Guaranteed Obligations                        12.12

Guaranties                                    4.16

HIPPA                                         7.3(a)

HIPAA Compliant                               4.35

HIPAA Rule                                    4.35

Indebtedness                                  1(d)

Indemnifiable Claim                           10.4(a)

Indemnified Party                             10.4(a)

Indemnifying Party                            10.4(a)

Independent Accountant                        2.1(c)

Intellectual Property Rights                  1(a)(i)

Interim License and Data Agreement            7.5(g)

Term                                          Section
----                                          -------
Inventory                                     1(a)(vii)

Keymed                                        2.5(e)

Keymed Assignment                             2.5(a)

KRG                                           2.5(b)

KRG Bridge Loan                               2.5(b)

KRG Commitment                                2.5(d)

Legal Requirement                             4.4

Lien                                          1(d)

Material Adverse Effect                       4.8(g)

Material Contract                             4.23

Material Contracts                            4.23

May 31 Balance Sheet                          4.6

MediCal Assets                                1(b)

Non-Transferred Employees                     7.4

Option Expiration                             7.14

Ordinary Course                               4.8(a)

Other Items of Property                       1(a)(ix)

Other Parties                                 12.11

Parent                                        Preamble

Payor                                         4.33

Person                                        1(d)

Policies                                      4.15

Pre-Closing Date Net Inventory                2.1(c)

Privacy Standards                             7.3(c)(i)

Proprietary Information                       4.14

Protected Health Information                  7.3(c)(ii)

Purchased Contracts                           1(a)(iii)

Purchase Orders                               1(a)(iii)

Purchase Money Note                           2.5(a)

Purchase Price                                2.1(a)

Qualified Competing Business                  11.1

Term                                          Section
----                                          -------
Real Property                                 4.9

Seller                                        Preamble

Seller Supplement to Disclosure Schedule      7.12

Specified Matters                             10.1(b)

Subsequent Matter Breaches                    7.12

Termination Date                              10.1(b)

Transferable Permits                          1(a)(v)

Transferred Employees                         7.4

Transition Services Agreement                 7.5(e)

Unbilled Receivables                          1(b)

                                TABLE OF CONTENTS

                                                                       Page
                                                                       ----
1.   ASSETS AND LIABILITIES.........................................     1

2.   PURCHASE PRICE.................................................     5

     2.1   Payment of Purchase Price to Seller......................     5

     2.2   Possession...............................................     6

     2.3   Sales, Use and Transfer Tax..............................     6

     2.4   Allocation of Purchase Price and Adjustments.............     6

     2.5   Funding of Purchase Price................................     6

3.   CLOSING........................................................     8

4.   REPRESENTATIONS AND WARRANTIES OF SELLER.......................     8

     4.1   Title to Assets..........................................     8

     4.2   Organization, Good Standing and Authority................     8

     4.3   Execution and Delivery...................................     8

     4.4   No Conflicts.............................................     9

     4.5   Corporate Records........................................     9

     4.6   Financial Statements.....................................     9

     4.7   No Undisclosed Liabilities; Trade Payables...............    10

     4.8   Absence of Certain Changes...............................    10

     4.9   Property; Encumbrances...................................    12

     4.10  Condition of Assets......................................    12

     4.11  Condition of Real Property...............................    12

     4.12  Subleases................................................    12

     4.13  Inventories..............................................    12

     4.14  Intellectual Property and Proprietary Rights.............    13

     4.15  Insurance................................................    13

     4.16  Indebtedness.............................................    13

     4.17  Judgments; Litigation....................................    14

     4.18  Government Payments......................................    14

     4.19  Employee Benefit Matters.................................    15

     4.20  Permits, Licenses, etc...................................    15

     4.21  Regulatory Filings.......................................    16

     4.22  Consents.................................................    16

                                TABLE OF CONTENTS
                                   (continued)

                                                                       Page
                                                                       ----
     4.23  Material Contracts; No Defaults..........................    16

     4.24  Employee Matters.........................................    17

     4.25  Affiliations.............................................    18

     4.26  Principal Customers and Suppliers........................    18

     4.27  Compliance with Law......................................    19

     4.28  Product Liability and Product Warranty...................    20

     4.29  Hazardous Materials......................................    20

     4.30  Import/Export Laws.......................................    20

     4.31  Brokers' Fees............................................    20

     4.32  FIRPTA...................................................    21

     4.33  Payor Claims.............................................    21

     4.34  Certain Payments.........................................    21

     4.35  HIPAA Compliance.........................................    21

     4.36  Sales Force Approved List................................    21

     4.37  Disclosure...............................................    21

5.   REPRESENTATIONS AND WARRANTIES OF DEGC.........................    22

     5.1   Organization; Good Standing; Authority...................    22

     5.2   Execution and Delivery...................................    22

     5.3   No Conflicts.............................................    22

     5.4   Governmental Approvals and Filings.......................    22

     5.5   Legal Proceedings........................................    22

     5.6   Financial Statements.....................................    23

     5.7   No Undisclosed Liabilities...............................    23

     5.8   Liens....................................................    23

     5.9   Absence of Changes.......................................    23

6.   CONDUCT OF BUSINESS PENDING CLOSING............................    23

     6.1   Qualification............................................    23

     6.2   Ordinary Course..........................................    24

     6.3   Organic Changes..........................................    24

     6.4   Liens....................................................    24

     6.5   Accounting...............................................    24

                                TABLE OF CONTENTS
                                   (continued)

                                                                      Page
                                                                      ----
     6.6   Compliance with Legal Requirements.......................    24

     6.7   Disposition of Assets....................................    24

     6.8   Compensation.............................................    24

     6.9   Modification or Breach of Agreements; New Agreements.....    24

     6.10  Capital Expenditures.....................................    25

     6.11  Maintain Insurance.......................................    25

     6.12  Discharge................................................    25

7.   ADDITIONAL COVENANTS...........................................    25

     7.1   Consents.................................................    25

     7.2   DEGC's Access to Information.............................    25

     7.3   Seller's Access to Information...........................    26

     7.4   Employee Retention.......................................    27

     7.5   Further Assurances.......................................    28

     7.6   Exclusive Period.........................................    29

     7.7   Expenses.................................................    29

     7.8   No Public Announcements..................................    30

     7.9   Notices of Certain Events................................    30

     7.10  Certain Filings..........................................    30

     7.11  Public Offering..........................................    30

     7.12  Supplemental Disclosure..................................    30

     7.13  Preservation of Assets...................................    31

     7.14  Option to Purchase Matria Laboratories, Inc..............    31

8.   CONDITIONS PRECEDENT TO CLOSING................................    31

     8.1   Conditions of DEGC and Seller............................    31

     8.2   Conditions of DEGC.......................................    32

     8.3   Conditions of Seller.....................................    34

9.   TERMINATION, AMENDMENT AND WAIVER..............................    36

     9.1   Termination..............................................    36

     9.2   Effect of Termination....................................    36

     9.3   Amendment................................................    37

     9.4   Waiver...................................................    37

                                TABLE OF CONTENTS
                                   (continued)

                                                                       Page
                                                                       ----
10.  INDEMNIFICATION................................................    37

     10.1  Survival Provisions......................................    37

     10.2  Indemnification..........................................    38

     10.3  Limitations on Indemnification...........................    39

     10.4  Third Party Claims.......................................    39

     10.5  Exclusive Remedy.........................................    40

11.  COVENANTS NOT TO COMPETE.......................................    41

     11.1  Covenant Not To Compete..................................    41

     11.2  No Solicitation..........................................    41

     11.3  No Prohibition...........................................    41

     11.4  Severability.............................................    41

     11.5  Specific Performance.....................................    42

12.  GENERAL PROVISIONS.............................................    42

     12.1  Notices..................................................    42

     12.2  Severability.............................................    43

     12.3  Third Party Rights.......................................    43

     12.4  Entire Agreement.........................................    43

     12.5  Successors and Assigns...................................    44

     12.6  Counterparts.............................................    44

     12.7  Recitals, Schedules and Annexes..........................    44

     12.8  Construction.............................................    44

     12.9  Governing Law............................................    44

     12.10 Arbitration..............................................    44

     12.11 No Reliance..............................................    45

     12.12 Parent Guarantee.........................................    45

     12.13 Bulk Transfer Laws.......................................    45

                            ASSET PURCHASE AGREEMENT

            This Asset Purchase Agreement is made and entered into as of June 22, 2004 (this "AGREEMENT"), by and among DEGC ENTERPRISES (U.S.), INC., a Florida corporation ("DEGC"), MATRIA HEALTHCARE, INC., a Delaware corporation ("PARENT"), DIABETES SELF CARE, INC., a Virginia corporation ("DSC"), and DIABETES MANAGEMENT SOLUTIONS, INC., a Delaware corporation ("DMS" and together with DSC, the "SELLER").

                                    RECITALS

            A. Seller is a direct to consumer fulfillment provider of diabetic and respiratory equipment (including but not limited to insulin pumps), supplies and pharmaceuticals (the "BUSINESS").

            B. Seller desires to sell, and DEGC desires to buy, the Assets (as defined below).

            NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto hereby agree as follows:

      1.    Assets and Liabilities.

                  (a) Acquired Assets. Upon the terms and subject to the conditions of this Agreement, as of the Closing, DEGC shall purchase from Seller and Parent, and Seller or Parent, as the case may be, shall sell, assign, transfer and convey to DEGC, all of Seller's right, title and interest in and to all of the property, rights, contracts and claims related to or used in the Business and the assets of Parent listed on SCHEDULES 1(a)(i) and 4.23, except the Excluded Assets (collectively the "ASSETS"), including, but not limited to, those assets set out or described on SCHEDULES 1(a)(i) THROUGH 1(a)(x):

                              (i) Intellectual Property Rights. All of Seller's
and Parent's right, title and interest in and to all patents, patent applications, rights to sue for infringements of patents, trademarks, service marks, trademark and service mark registrations and applications, copyrights, copyright registrations and applications, trade names, fictitious business names, logos, brand names, computer software (other than off-the-shelf software customarily sold by vendors), together with any rights at common law directly arising there from, licenses with respect to any of the foregoing and other intellectual property rights used or proposed to be used in connection with the Business, substantially all of which are listed on SCHEDULE 1(a)(i) (the "INTELLECTUAL PROPERTY RIGHTS");

                              (ii) Customer Lists. All customer or vendor lists
or other documents used by Seller in the Business, including, but not limited to, correspondence, credit information, manuals, and data, sales, marketing and advertising materials;

                              (iii) Purchased Contracts. All of Seller's and
Parent's rights and interests under outstanding purchase orders issued to suppliers in the Ordinary Course (as defined herein) ("PURCHASE ORDERS"), and all of Seller's and Parent's rights and interests under the contracts, instruments, agreements, commitments or other understandings or arrangements (including deposits and prepaid amounts, if any) attributable or relating to the Business, the Assets or the Assumed Liabilities (the "PURCHASED CONTRACTS").

                              (iv) Records and Documentation. Originals or
copies of all business and financial records, tax information, files, books and form contracts specifically relating to the Assets described in the other clauses of this Section 1(a) or to the Assumed Liabilities, including, but not limited to, employee and patient records and books and records, if any, which reflect the principal terms of each Purchased Contract;

                              (v) Permits. All federal, foreign, state, local or
other governmental consents, licenses, permits, grants, approvals or authorizations and the like owned, held or utilized by Seller in the operation of the Business and which are transferable to DEGC (the "TRANSFERABLE PERMITS");

                              (vi) Inchoate Rights. All rights, claims, credits,
causes of action or rights of set-off with respect to or arising out of (A) the Assets, (B) the Assumed Liabilities, or (C) proceeds paid or payable under insurance contracts relating to the Assets;

                              (vii) Inventory. All items of inventory used by
Seller in connection with the Business (the "INVENTORY");

                              (viii) Furniture, Fixtures, Equipment, etc. All
items of furniture, fixtures, leasehold improvements, equipment, computers, photocopy machines and office supplies, including, but not limited to, racking, conveyor systems, forklifts and other warehouse equipment, whether such items are owned or leased by Seller and used in the Business (the "FURNITURE, FIXTURES AND EQUIPMENT"), substantially all of which are listed on SCHEDULE 1(a)(viii);

                              (ix) Other Items of Property. All other items of
property, supplies or other assets, other than the Excluded Assets, which are used by Seller in connection with the Business to the extent that Seller has any rights or interests therein including, but not limited to, those listed on
SCHEDULE 1(a)(ix) ("OTHER ITEMS OF PROPERTY"); and

                              (x) Goodwill. All goodwill associated with the
Business conducted by Seller and any of the assets, properties and rights set forth above.

                  (b) Excluded Assets. Seller shall not sell, assign, transfer or convey to DEGC, and DEGC shall not purchase (i) the corporate charter, qualifications to conduct business as foreign corporations, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and any other documents relating to the organization, maintenance, and existence of Seller as a corporation, (ii) any of the rights of Seller under this Agreement or any other agreement entered into in connection with this Agreement, (iii) any Benefit Plans or any rights, contracts, or agreements associated therewith, (iv) Accounts Receivable (defined below), (v) cash or cash equivalents, (vi) vendor rebates which would be reflected in accordance with GAAP as an asset on a balance sheet of Seller as of the day immediately prior to the Closing Date, (vii) insurance policies listed on SCHEDULE 4.15, (viii) Medicare numbers and Medicaid numbers, (ix) those assets (consisting of patient files and records) through which Seller receives reimbursement from the MediCal program (the "MEDICAL ASSETS") (x) any of the assets used in the Business set forth on SCHEDULE 1(b)(x), and (xi) all claims, refunds, causes of action, rights of recovery, rights of set-off, and rights of recoupment with respect to the assets described in (i) through (xi) above (collectively, the "EXCLUDED ASSETS"). "ACCOUNTS RECEIVABLE" means all accounts, instruments, general intangibles and health-care-insurance receivables, whether now existing or hereafter arising, including all payments due from any Governmental Entity (defined below) as reimbursement for health care products or services, and all Unbilled Receivables (defined below), and all proceeds of any of the foregoing, in each case arising out of the rendition of medical, surgical, diagnostic or other professional medical services or disease or case management services, or the sale of medical products by the Seller in the ordinary course of business, including all third-party reimbursable portions or third-party directly payable portions of healthcare accounts receivable or general intangibles owing (or in the case of Unbilled Receivables, to be owing) to Seller, including all rights to reimbursement under any agreement with and payments from Seller, patients or other Person (defined below), together with all books, records and other property evidencing or related to the foregoing, and all proceeds of any of the foregoing. "UNBILLED RECEIVABLES" means an Account Receivable in respect of which the goods have been shipped, or the services rendered, to the patient or customer, rights to payment thereon have accrued, but the invoice has not been rendered to the applicable Person.

                  (c) Liabilities Assumed by DEGC. Upon the terms and subject to the conditions of this Agreement, and in reliance on the representations, warranties, covenants and agreements made by Seller herein, effective as of 12:01 a.m. on the Closing Date, DEGC shall assume and be obligated pursuant to this Agreement to pay when due, perform, or discharge only (i) accrued vacation and sick pay obligations of Transferred Employees (with the meaning of Section
7.4 (the "ASSUMED VACATION

PAY"), plus (ii) liabilities and obligations arising pursuant to the Purchase Orders and the Purchased Contracts, excluding, however, any liability arising out of a breach or default (including, without limitation, a payment default) by Seller occurring prior to the Closing Date with respect to any such Purchased Contract (collectively, the items set forth in Section 1(c)(i) and (ii) shall be referred to as the "ASSUMED LIABILITIES").

                  (d) Excluded Liabilities. Except as set forth in Section 1(c), DEGC shall not assume or otherwise become obligated pursuant to this Agreement to pay when due, perform or discharge any debts, claims, liabilities, obligations, damages or expenses of Seller (whether known or unknown, contingent or absolute, or arising before, on or after the Closing Date), including, without limitation, liability for (i) Government Payments accruing for periods preceding the Closing Date, (ii) defaults under contracts resulting from events or occurrences arising prior to the Closing Date, (iii) Indebtedness, (iv) any litigation or claims by a Governmental Entity or any other person or entity, including without limitation any litigation disclosed on SCHEDULE 4.17 and
SCHEDULE 4.24, (v) obligations under contracts or agreements of Seller not consisting of Purchase Orders or Purchased Contracts (vi) Seller's expenses arising from or relating to the transactions contemplated by this Agreement, including without limitation attorneys' fees, accounting fees and investment banking fees, (vii) obligations with respect to employees, other than Assumed Vacation Pay, or with respect to the Benefit Plans, (viii) accounts payable and accrued liabilities (other than Assumed Liabilities), and (ix) any severance payments owed to any employees of Seller or Parent as a result of any severance plan or agreement between such employees and Seller or Parent (collectively, the "EXCLUDED LIABILITIES"). "INDEBTEDNESS" means, with respect to any Person, (a) all indebtedness for borrowed money; (b) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (c) any indebtedness or other amounts owing to Seller or any of its Affiliates; (d) guaranties, securing indebtedness for borrowed money; and
(e) all indebtedness secured by any lien, security interest, charge or encumbrance of any kind (a "LIEN") on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person. "AFFILIATE" shall mean any other Person directly or indirectly controlling or controlled by or under common control with such specified Person. For purposes of this definition, "control" means the power to direct the management and policies of another Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. A "PERSON" shall mean an individual, corporation, partnership, joint venture, trust or unincorporated organization or association or other form of business enterprise or a Governmental Entity.

      2.    Purchase Price.

            2.1   Payment of Purchase Price to Seller.

                  (a) The aggregate purchase price for the Assets is One Hundred Two Million Four Hundred Thousand Dollars ($102,400,000) as adjusted pursuant to Sections 2.1(c) and 2.1(d) below (the "PURCHASE PRICE").

                  (b) At Closing, DEGC shall (i) pay to Seller the Purchase Price (as adjusted pursuant to Section 2.1(d) below), and (ii) assume the Assumed Liabilities. Subject to Section 2.5, the Purchase Price shall be paid in cash.

                  (c) In the event the Pre-Closing Date Net Inventory exceeds the Base Net Inventory, the Purchase Price shall be increased by the amount by which the Pre-Closing Date Net Inventory exceeds the Base Net Inventory. In the event the Pre-Closing Date Net Inventory is less than the Base Net Inventory, the Purchase Price shall be decreased by the amount by which the Pre-Closing Date Net Inventory is less than the Base Net Inventory. "PRE-CLOSING DATE NET INVENTORY" shall mean the net inventory, determined pursuant to this Section 2.1(c) in accordance with GAAP consistently applied, of Seller as of the day immediately prior to the Closing Date. "BASE NET INVENTORY" shall mean $3,723,000. The parties shall prior to the Closing Date agree on a method to determine the Pre-Closing Date Net Inventory. If the parties have not so agreed by the Closing Date, then the parties shall immediately after the Closing submit the determination of the Pre-Closing Date Net Inventory to PricewaterhouseCoopers LLP, or if PricewaterhouseCoopers LLP is unwilling or unable to serve in such capacity, to such other independent accounting firm agreed to by the parties (the "INDEPENDENT ACCOUNTANT"), whose determination of the Pre-Closing Date Net Inventory shall be final and binding on the parties. The Independent Accountant shall provide the parties with its determination of the Pre-Closing Date Inventory within thirty (30) days following the Closing Date. The parties agree to cooperate with the Independent Accountant in its determination of the Pre-Closing Date Net Inventory and shall provide the Independent Accountant with all work papers and documents and shall give the Independent Accountant access to all books, records and personnel of such party as is reasonably requested by the Independent Accountant. The costs and expenses of the Independent Accountant shall be shared 50/50 by DEGC on the one hand and Seller on the other. Within five (5) business days following the determination of the Pre-Closing Date Net Inventory by the Independent Accountant, DEGC shall pay to Seller the amount, if any, by which the Pre-Closing Date Net Inventory exceeds the Base Net Inventory, or Seller shall pay to DEGC the amount, if any, by which the Base Net Inventory exceeds the Pre-Closing Date Net Inventory. If a Funding Event has occurred, then instead of the payments described in the preceding sentence, (i) the Purchase Money Note (as defined in Section 2.5(c) below) shall be increased by the amount, if any, by which the Pre-Closing Date Net Inventory exceeds the Base Net Inventory; or (ii) the Purchase Money

Note shall be decreased by the amount, if any, by which the Base Net Inventory exceeds the Pre-Closing Date Net Inventory.

                  (d) At the Closing, the Purchase Price shall be reduced by the amount of 50% of the Assumed Vacation Pay and all of the amounts under capital leases which are among the Purchased Contracts that would under GAAP be reflected as accrued liabilities on the balance sheet of Seller on the end of the day immediately prior to the Closing Date (e.g., capital lease obligations).

                  (e) Any adjustment to the Purchase Price shall be paid solely in cash and shall not be subject to the Deductible Amount or Cap Amount (each as defined herein).

            2.2 Possession. The assignment to DEGC of Seller's rights in the Purchased Contracts, Intellectual Property Rights, Permits, Furniture, Fixtures and Equipment and Inventory, and all other assets of Seller that are included among the Assets, and the transfer of the Assumed Liabilities to DEGC, will be effective as between Seller and DEGC as of the beginning of the Closing Date (12:01 a.m. Eastern time).

            2.3 Sales, Use and Transfer Tax. Seller shall be responsible for any documentary transfer taxes and any sales, use or other taxes, duties, fees and governmental exactions imposed by reason of the transfer of the Assets provided hereunder and any deficiency, interest or penalty asserted with respect thereto.

            2.4 Allocation of Purchase Price and Adjustments. The final Purchase Price shall be allocated in relation to the Assets in a manner to be agreed upon by the parties prior to Closing. Each party agrees that it will not, in its Government Returns or elsewhere, take a position inconsistent with the allocations provided for in this Section.

            2.5 Funding of Purchase Price. DEGC anticipates that its senior and mezzanine lenders (the "DEGC LENDER GROUP") will provide the debt financing necessary to fund the Purchase Price at Closing; however, in the event that the DEGC Lender Group will be unable to fund the Purchase Price at Closing, DEGC shall notify Seller of such event (a "FUNDING EVENT") at least five (5) business days prior to the Closing and the following shall occur:

                  (a) At the Closing, DEGC shall (i) pay Seller a cash amount equal to $82,000,000, plus or minus the adjustment pursuant to 2.1(d), (ii) assume the Assumed Liabilities, and (iii) deliver to Seller a promissory note for $20,400,000 (the "PURCHASE MONEY NOTE"). The Purchase Money Note shall mature and become fully due and payable on August 15, 2004.

                  (b) At the Closing, KRG Capital Partners, LLC ("KRG"), or one or more of its Affiliates, shall provide DEGC or Keymed (if applicable) with a secured bridge loan evidenced by a promissory note of at least $44,800,000 and such additional amounts as KRG determines from time to time is necessary to meet Keymed's working capital needs (the "KRG BRIDGE LOAN"). The KRG Bridge Loan shall mature and become fully due and payable on August 15, 2004.

                  (c) The Purchase Money Note shall be adequately secured to the satisfaction of Seller and shall be further supported by the KRG Commitment, described below. Immediately following the execution of this Agreement, DEGC and Seller shall negotiate in good faith to agree on the nature and priority of the security to be granted with respect to the Purchase Money Note and also as to the form of the Purchase Money Note and any security agreements, subordination agreements, UCC filings and other necessary documentation, all of which shall be to the mutual satisfaction of DEGC and Seller.

                  (d) Immediately following the execution of this Agreement, KRG and Seller shall negotiate in good faith to agree on the form of a purchase agreement with respect to the Purchase Money Note, under which KRG would purchase the Purchase Money Note for the full amount of the balance thereunder in cash. In any event, KRG shall make a capital call no later than July 20, 2004 for receipt of funds no later than August 5, 2004 in an amount equal to the entire principal amount and accrued interest on the Purchase Money Note and shall use such funds to purchase the Purchase Money Note in full, or shall invest such proceeds in DEGC and shall cause DEGC to repay the Purchase Money
Note in full (the "KRG COMMITMENT"). DEGC shall notify Parent no later than August 2, 2004 that such KRG capital call has been made.

                  (e) If DEGC and Seller cannot agree prior to a Funding Event, on the appropriate collateral for the Purchase Money Note, then upon a Funding Event, DEGC will assign all of its rights and obligations under this agreement to its wholly owned subsidiary, Keymed, Inc., a Florida corporation ("KEYMED"), and Keymed will immediately assume all such rights and obligations under this Agreement, including payment of the Purchase Price at Closing (the "KEYMED ASSIGNMENT"). After and as a result of the Keymed Assignment, each reference in this Agreement to DEGC shall be deemed to refer to Keymed.

                  (f) In the event of the Keymed Assignment, the Purchase Money Note will be secured by a first priority lien on all of the Assets to be held by Keymed after the Closing. DEGC will cause the DEGC Lender Group to release all of its security interests in Keymed, including all liens and pledges of Keymed assets and capital stock effective as of the date of the Keymed Assignment.

                  (g) Upon the earlier to occur of August 15, 2004, the repayment or purchase of the Purchase Money Note as a result of the KRG Commitment, or the consummation of financing with the DEGC Lender Group or another lending group, the Purchase Money Note, including all accrued interest thereon shall be repaid in full.

      3. Closing. Subject to the fulfillment or waiver of the conditions precedent specified in Sections 8.1, 8.2 and 8.3, the purchase and sale of the Assets shall be consummated at a closing (the "CLOSING") to be held at 10:00 a.m. Eastern Standard Time on June 30, 2004, or on such other date or at such other time as Seller and DEGC shall mutually agree (such date and time being herein referred to as the "CLOSING DATE").

      4. Representations and Warranties of Seller. As an inducement to DEGC to enter into this Agreement and to consummate the transactions contemplated herein, Seller hereby represents and warrants to DEGC, as of the date hereof and as of the Closing Date, as follows:

            4.1 Title to Assets. Either Seller or Parent, as the case may be, has good, valid and marketable title to the Assets free and clear of all Liens except (a) as set forth on SCHEDULE 4.1, and (b) Liens for taxes not yet due. Except as set forth on SCHEDULE 4.1, the Assets constitute all of the assets and other property and rights necessary or desirable for Seller to own its properties and operate and conduct the Business as now conducted and as proposed to be conducted.

            4.2 Organization, Good Standing and Authority. The Seller is validly existing as a corporation in good standing under the laws of the state of its incorporation, with full power and authority to own, operate and lease its properties and to conduct the Business as currently conducted. The Parent is validly existing as a corporation in good standing under the laws of the state of its incorporation, with full power and authority to own, operate and lease its properties and to conduct the Business as currently conducted. The Seller is qualified as a foreign corporation in each jurisdiction set forth on SCHEDULE 4.2, which is each jurisdiction in which the ownership, use or leasing of the Assets, or the conduct or nature of the Business as and to the extent now conducted makes such qualification necessary, except where the lack of such qualification would not have a Material Adverse Effect (as defined herein). The Seller has full corporate power and authority to do and perform all acts and things to be done by it under this Agreement or the Collateral Agreements (defined below). The Parent has full corporate power and authority to do and perform all acts and things to be done by it under this Agreement or the Collateral Agreements (defined below). The execution and delivery of this Agreement and the documents, instruments and agreements executed in connection herewith (the "COLLATERAL AGREEMENTS") by Seller and Parent and the performance of its obligations hereunder and thereunder have been, to the extent necessary, duly and properly authorized and no other action or approval by Seller or Parent or any other Person is necessary for the execution, delivery or performance of this Agreement or the Collateral Agreements by Seller and Parent.

            4.3 Execution and Delivery. Except as set forth on SCHEDULE 4.4, all consents, approvals, authorizations and orders necessary for the execution, delivery and performance by Seller and Parent of this Agreement and the Collateral Agreements have been duly and lawfully obtained, and Seller and Parent have, and at the Closing will have, full right, power, authority and capacity to execute, deliver and perform this Agreement and the Collateral Agreements. This Agreement and the Collateral Agreements have been duly executed and delivered by Seller and Parent and constitute legal, valid and binding agreements of Seller and Parent enforceable against Seller and Parent in accordance with their respective terms.

            4.4 No Conflicts. Except as set forth on SCHEDULE 4.4, the execution, delivery and performance of this Agreement and the Collateral Agreements and the consummation of the transactions contemplated hereby and thereby will not (a) conflict with or result in a breach or violation of any term or provision of, or constitute a default under (with or without notice or passage of time, or both), or otherwise give any Person a basis for accelerated or increased rights or termination or nonperformance under, any Material Contract (as defined herein) or by any contract which such Person is bound or affected or by which any of the Assets is bound or affected, (b) result in the violation of the provisions of the organizational documents of Seller or Parent or any applicable statute, law, ordinance, rule, regulation, permit, order, writ, judgment, injunction, decree or award, whether foreign or domestic ("LEGAL REQUIREMENT"), (c) result in the creation or imposition of any Lien upon any Asset. Except for this Agreement, neither Parent nor Seller has any legal obligation, absolute or contingent, to sell the Business, or substantially all of the assets of Seller or to effect any merger, consolidation or other reorganization of Seller or to enter into any agreement with respect thereto.

            4.5 Corporate Records. The copies or originals of the books and records of Seller previously delivered to DEGC are true, complete and correct in all material respects. The Seller has, in accordance with good business practices, maintained substantially complete and accurate books and records of Seller, including financial records, which fairly represent its financial condition and substantially correct records of all its material proceedings.

            4.6 Financial Statements. The following financial statements have been delivered to DEGC (collectively, the "FINANCIAL STATEMENTS"): (a)(i) the unaudited balance sheet of Seller as of December 31, 2002 and 2003, and (ii) unaudited statements of income and cash flows of Seller for the fiscal years ended December 31, 2002 and 2003 and the five month period ending May 31, 2004, and (b) the unaudited balance sheet of Seller as of May 31, 2004 (the "MAY 31 BALANCE SHEET"). Except as set forth on SCHEDULE 4.6, the Financial Statements
(i) have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied as at the dates and during the periods covered thereby, (ii) present fairly in accordance with GAAP, in all material respects, the financial position and results of operations and cash flows of Seller as of the dates and for the periods specified therein, (iii) have been derived from and are in agreement with the books and accounting records of Seller and represent only actual, bona fide transactions, and (iv) contain and reflect reserves, in accordance with GAAP.

            4.7 No Undisclosed Liabilities; Trade Payables. Except (a) to the extent set forth or provided for in the Financial Statements or the notes thereto or (b) as set forth on SCHEDULE 4.7, Seller has no material liabilities or obligations, whether accrued, absolute, contingent or otherwise (including, without limitation, unasserted claims) other than such incurred in the Ordinary Course.

            4.8 Absence of Certain Changes. Since December 31, 2003 (the "BALANCE SHEET DATE"), except as disclosed in SCHEDULE 4.8, Seller has not:

                  (a) incurred any material debts or liabilities (absolute, accrued, contingent or otherwise), other than liabilities as set forth in the May 31 Balance Sheet and current liabilities incurred in the ordinary course of Seller's Business, consistent with past practices ("ORDINARY COURSE");

                  (b) been subjected to or permitted a Lien upon or otherwise encumbered any of the Assets, except any Lien for taxes not yet due;

                  (c) sold, transferred, licensed or leased any of its rights, assets or properties except in the Ordinary Course;

                  (d) discharged or satisfied any Lien other than a Lien securing, or paid any obligation or liability other than, current liabilities shown on the unaudited balance sheet of Seller as of December 31, 2003 and current liabilities incurred prior to the Closing Date, in each case in the Ordinary Course;

                  (e) canceled or compromised any debt owed to or by or claim of or against it, or waived or released any right of material value other than in the Ordinary Course;

                  (f) entered into any transaction or otherwise committed or obligated itself to any capital expenditure other than in the Ordinary Course;

                  (g) made or suffered any change in its condition (financial or otherwise), properties, profitability or operations, which (individually or in the aggregate) has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition, properties, profitability or operations of Seller (a "MATERIAL ADVERSE EFFECT");

                  (h) made any change in the accounting methods, principles or practices followed by it;

                  (i) made or suffered any amendment or termination of any Material Contract other than in the Ordinary Course;

                  (j) paid, or agreed to pay, any increase in compensation payable or to become payable (including any bonus or commission formula) of any kind to any employee, officer, director or consultant other than in the Ordinary Course;

                  (k) changed or suffered any material change in any benefit plan or labor agreement affecting any employee of Seller otherwise than to conform to Legal Requirements;

                  (l) purchased or otherwise acquired all or substantially all of the business or assets of any other Person, or transferred or sold a substantial portion of Seller's business or assets to any Person;

                  (m) entered into any transaction with any Affiliate of Seller;

                  (n) failed to pay or perform any of its material obligations when and to the extent due other than pursuant to a good faith defense or right of setoff;

                  (o) received notice from any Payor listed in SCHEDULE 4.26(a) or other material referral source of such Person's intent to cease doing business with Seller or to substantially decrease the level of its business with Seller;

                  (p) changed the compensation with respect to any class of employees;

                  (q) incurred any material change in the normal operating balances of its inventory other than in the Ordinary Course;

                  (r) altered the level of capital expenditures, other than consistent with past practices and previously budgeted amounts;

                  (s) entered into any employment agreements or other agreement to retain employees or independent contractors;

                  (t) received notice from any key employee or independent contractor of any resignation or termination of their employment or engagement, as the case may be, other than in the Ordinary Course;

                  (u) entered into any collective bargaining agreements;

                  (v) failed to renew any insurance policies material to its Business;

                  (w) received any notice from any Payor denying claims submitted by Seller for reason of non-compliance with any Legal Requirement or any policy or procedure of such Payor, other than in the Ordinary Course;

                  (x) suffered any loss or suspension or received notice of any adverse action, decision or finding with respect to the Permits, or its status as a Medicare and Medicaid provider or as a licensed pharmacy in each state where it holds a pharmacy license;

                  (y) taken any action (covertly or overtly) which would be reasonably expected to cause the termination of any Payor contract listed in
SCHEDULE 4.26(a); or

                  (z) entered into any agreement or otherwise obligated itself to do any of the foregoing.

            4.9 Property; Encumbrances. SCHEDULE 4.9 contains a list of all real property leased by Seller or Parent for use by Seller or otherwise used in the Business (the "REAL PROPERTY"). The Seller does not own any Real Property used by Seller. SCHEDULE 4.23 contains a list of all tangible personal property leases or licenses and all material tangible personal property owned by Seller. The leases and licenses listed on SCHEDULE 4.9 and SCHEDULE 4.23 are in full force and effect without any default, waiver or indulgence thereunder by Seller or by any other party thereto. True and complete copies of all leases and licenses listed on SCHEDULE 4.9 and SCHEDULE 4.23 have been provided or made available to DEGC.

            4.10 Condition of Assets. The Assets which consist of tangible personal property are in good operating condition and repair in all material respects, subject to ordinary wear and tear.

            4.11 Condition of Real Property. The Real Property is supplied with utilities and other services necessary for the operation of the business conducted by Seller therein. No condemnation proceeding is pending or, to the knowledge of Seller, threatened, which would impair the occupancy, use or value of any of the Real Property. The Seller has the exclusive right to use and occupy the Real Property pursuant to the terms of the real property leases listed on SCHEDULE 4.9, except as otherwise noted on SCHEDULE 4.9.

            4.12 Subleases. The Seller has not subleased, assigned or transferred any of Seller's rights with respect to the Real Property, nor has Seller entered into any agreement to do so.

            4.13 Inventories. All inventories set forth or reflected in the May 31 Balance Sheet or acquired by Seller prior to the Closing Date are of merchantable quality, and are recorded on the books at an amount not higher than cost. All defective, obsolete or overstocked finished goods held by Seller have been reserved for in the May 31 Balance Sheet in accordance with GAAP.

            4.14 Intellectual Property and Proprietary Rights. SCHEDULE 1(a)(i) contains a true and complete list of all patents, patent applications, trade names, trademarks, service marks, trademark and service mark registrations and applications, copyright registrations and applications, and grants of a license or right to Seller with respect to any of the foregoing (other than off-the-shelf software customarily sold by vendors), owned or claimed to be owned by Seller and used or proposed to be used by Seller in the conduct of the Business, whether registered or not. The Seller owns and has the unrestricted right to use the Intellectual Property Rights and every trade secret, know-how, process, discovery, development, design, technique, customer and supplier list, marketing and purchasing strategy, invention, process, confidential data and/or other information (collectively, "PROPRIETARY INFORMATION") required for or incident to the sale and use of all products and services sold or rendered or proposed to be sold or rendered by Seller, free and clear of any right, equity or claim of others. The Seller has taken reasonable security measures to protect the secrecy, confidentiality and value of all Proprietary Information. Except as set forth in SCHEDULE 1(a)(i), Seller has not sold, transferred, assigned, licensed or subjected to any Lien any Intellectual Property Right or Proprietary Information or any interest therein. The Seller is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property Right or Proprietary Information. No Intellectual Property Right or Proprietary Information conflicts with, infringes on or otherwise violates any rights of others or is subject to any pending or, to Seller's knowledge, threatened litigation or other adverse claim of infringement by any other Person.

            4.15 Insurance. SCHEDULE 4.15 contains a true and complete list (including the name of the insurer, policy number, coverage amount and deductible amount) of all insurance policies and bonds and self-insurance arrangements currently in force that cover or purport to cover risks or losses to or associated with Seller's business, operations, premises, properties, assets, employees, agents and directors. The insurance policies, bonds and arrangements described on SCHEDULE 4.15 (the "POLICIES") are in full force and effect. No facts or circumstances exist that would cause Seller to be unable to renew its existing insurance coverage as and when the same shall expire upon terms at least as favorable as those currently in effect, other than possible increases in premiums that do not result from any act or omission of Seller. The Seller is not in breach of or in default under any of the Policies, Seller has not received any written notice of pending or threatened cancellation of any Policy, and, to Seller's knowledge, no claim or coverage under any Policy is currently being disputed.

            4.16 Indebtedness. SCHEDULE 4.16 contains a list and brief description of all agreements or instruments pursuant to which any of Seller's employees have guaranteed any Indebtedness of Seller (the "GUARANTIES"). True and complete copies of all Guaranties have been delivered or made available to DEGC.

            4.17 Judgments; Litigation. Except as set forth on SCHEDULE 4.17, there is no (a) outstanding judgment, order, decree, award, stipulation or injunction of any local, state, federal or foreign court, government or governmental department, commission, instrumentality, board, agency or authority ("GOVERNMENTAL ENTITY") against Seller, the Assets or the Business, or (b) action, suit, arbitration, hearing, inquiry, proceeding, complaint, charge or investigation, whether civil, criminal or administrative ("ACTION"), by or before any Governmental Entity or arbitrator or any appeal from any of the foregoing pending or, to Seller's knowledge, threatened, against Seller, the Assets or the Business.

            4.18 Government Payments. All returns, declarations, reports and statements ("GOVERNMENT RETURNS") relating to any federal, state, local or foreign income, gross receipts, license, payroll, employment, real property, personal property, escheated funds or property, sales, use, import, export or other tax, assessment, duty, fee or charge of any kind whatsoever ("GOVERNMENT PAYMENTS") required to be filed in connection with the operations of Seller are true, complete and correct in all material respects, are in compliance in all material respects with all Legal Requirements applicable thereto and have been properly and timely filed, other than any such Government Returns as to which an extension as to the time to file has been obtained. Except as disclosed on
SCHEDULE 4.18, the Seller has not requested any extension of time within which to file any Government Return, which Government Return has not since been filed. Except as disclosed on SCHEDULE 4.18, DEGC has heretofore been furnished by Seller with true, correct and complete copies of each Government Return of Seller and its predecessors with respect to the past three (3) taxable years, and of all reports of, and communications from, any Governmental Entities relating to Government Payments for such period. All Government Payments required to be paid or withheld and deposited in connection with the operations of Seller have been duly and timely paid or deposited by Seller. The Seller has properly withheld or collected all material amounts required by law for Government Payments relating to its employees, creditors, independent contractors and other third parties, and for Government Payments on sales, and has properly and timely remitted such withheld or collected amounts to the appropriate Governmental Entity. The Seller's accruals for Government Payments are adequate in all material respects to cover all liabilities for Government Payments of Seller for all periods ending on or before the Closing Date and such accruals would be adequate in all material respects if Seller were to file a Government Return on the Closing Date covering all liabilities accrued through the Closing Date. Except as disclosed in SCHEDULE 4.18, Seller has not within the past three (3) years (a) had a tax deficiency proposed, asserted or assessed against it, (b) executed any waiver of any statute of limitations on the assessment or collection of any Government Payments, or (c) been delinquent in the payment of any Government Payments. Except as disclosed in SCHEDULE 4.18, within the past three (3) years no Government Return relating to Seller has been audited or the subject of other Action by any Governmental Entity, nor are there any Liens upon the Assets in favor of any Governmental Entity other than Liens for taxes not yet due. The Seller has not received any notice nor is aware of any notice from any Governmental

Entity of any pending examination or any proposed deficiency, addition, assessment, demand for payment or adjustment relating to or affecting Seller, the Assets or the Business.

            4.19  Employee Benefit Matters.

                  (a) Except as set forth in SCHEDULE 4.19, neither Parent nor Seller sponsors, maintains or contributes to any "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA")) or any other profit-sharing, deferred compensation, bonus, stock option, stock purchase, vacation pay, holiday pay, pension, retirement plans, medical or other compensation or benefit arrangements for the benefit of Seller's employees (or former employees) and/or their beneficiaries (each, a "BENEFIT PLAN" and collectively, "BENEFIT PLANS").

                  (b) The Seller has delivered or made available to DEGC true and complete copies of all documents pertaining to those items set forth on
SCHEDULE 4.19. Neither Parent nor Seller maintains, or contributes to, any Benefit Plans for the benefit of Seller's employees (or former employees) and/or their beneficiaries other than those set forth on SCHEDULE 4.19.

                  (c) No Benefit Plan or any employee pension benefit plan, within the meaning of ERISA Section 3(2), that is sponsored, maintained or contributed to by any Person that is under "common control," within the meaning of Section 4001(a)(14)(B) of ERISA, with the Seller is a "multiemployer plan" within the meaning of Section 3(37) of ERISA or is otherwise subject to Title IV of ERISA or Section 412 of the Internal Revenue Code of 1986, as amended (the "CODE"). Neither Parent nor Seller has incurred any liability under Title IV of ERISA or Code Section 412.

            4.20  Permits, Licenses, etc.

                  (a) Except as set forth in SCHEDULE 4.20(a)(i), Seller possesses, and is in compliance in all material respects with, all Permits and all other franchises, licenses, permits, certificates, authorizations, rights and other approvals of Governmental Entities necessary to (i) occupy, maintain, operate and use the Real Property as it is currently used and proposed to be used, (ii) conduct the Business as currently conducted and as proposed to be conducted, and (iii) maintain and operate the Benefit Plans. A true and complete listing of all Permits held by Seller for the operation of the Business is set forth on SCHEDULE 4.20(a)(ii). Except as set forth on SCHEDULE 4.20(a)(iii), each Permit has been lawfully and validly issued and is in full force and effect, and no proceeding is pending or, to Seller's knowledge, threatened with respect to the revocation, suspension or limitation of any Permit. The execution, delivery and performance of this Agreement and the Collateral Agreements and the consummation of the transactions contemplated hereby and thereby will not result in the revocation, suspension, limitation or adverse modification of any Transferable Permit and, except as set forth in SCHEDULE 4.20(a)(iv), no Transferable Permit will require the consent of its issuing authority to, or as a result of the consummation of, the transactions contemplated hereby.

                  (b) SCHEDULE 4.20(a)(v) identifies all Permits which restrict the present output of Seller, which limit the term of possession or operation of Seller, or which pertain to environmental discharge. Except as set forth on
SCHEDULE 4.20(a)(vi), Seller has not been notified nor does it presently have reason to believe any of the Transferable Permits will not in the Ordinary Course be renewed upon its expiration. Except as set forth on SCHEDULE 4.20(a)(vii), Seller is not in breach of, nor has Seller received in writing or, to Seller's knowledge, otherwise any claim or assertion that Seller has breached any of the terms or conditions of any Permit.

            4.21 Regulatory Filings. The Seller has made all required registrations and filings with and submissions to all applicable Governmental Entities relating to the operations of Seller as currently conducted and as proposed to be conducted, except where the failure to make such registration, filing or submission would not be material to the Business. All such registrations, filings and submissions were in compliance in all material respects with all Legal Requirements and other requirements when filed and no material deficiencies have been asserted by any such applicable Governmental Entities with respect to such registrations, filings or submissions.

            4.22 Consents. SCHEDULE 4.22 sets forth all consents, authorizations and approvals of, and all filings, notices and registrations with, any Person to, or as a result of the consummation of, the transactions contemplated hereby or the Collateral Agreements that are necessary or advisable in connection with the operations and business of Seller as currently conducted and as proposed to be conducted or are required to be obtained or made by Seller or Seller.

            4.23 Material Contracts; No Defaults. SCHEDULE 4.23 contains a true and complete list and description of all Purchased Contracts which fall into one or more of the following categories (each, a "MATERIAL CONTRACT" and collectively, the "MATERIAL CONTRACTS"): (i) contracts between the Seller and any Affiliate of Seller, (ii) contracts which cannot be terminated by Seller on 90 days or less notice without penalty or payment of damages, (iii) real property and equipment leases, (iv) Payor and supplier contracts listed on SCHEDULES 4.26(a) and 4.26(b), respectively, and (v) contracts involving payment to or receipts from another Person in excess of $25,000 per year. True and complete copies of such written Material Contracts and complete summaries of such oral Material Contracts have been provided or made available to DEGC. Each Material Contract is, and immediately after the Closing will be (on identical terms), legal, valid, binding, enforceable and in full force and effect in the form delivered to DEGC. The Seller is not, and to Seller's knowledge no other party is, in breach of or default under any Material Contract, and Seller has not received in writing or otherwise any claim or assertion that Seller is in material breach of or default under any Material Contract. No event has occurred which with notice or lapse of time or both would constitute a breach or default, or permit termination, acceleration or modification, under any Material Contract. Subject to the receipt of all applicable consents, approvals and authorizations described in SCHEDULE 4.22, the execution and delivery of this Agreement or the Collateral Agreements and the consummation of the transactions contemplated hereby or thereby will not result in any change or modification of any of the rights or obligations of any party under or violate or result in a breach or event of default under or result in termination of, any of the Material Contracts.

            4.24  Employee Matters.

                  (a) SCHEDULE 4.24(a) contains a true and complete list of all contracts or commitments pertaining to terms of employment, compensation, bonuses, profit sharing, stock purchases, stock repurchases, stock options, commissions, incentives, loans or loan guarantees, severance pay or benefits, use of Seller's property and related matters of Seller with any current or former partner, member, officer, director or employee, and true and complete copies of all such contracts, agreements, plans, arrangements and understandings have been delivered or made available to DEGC. The Seller has not offered or promised any stock, stock option or other equity interest in Seller to any current or former partner, member, officer, director, employee or consultant.

                  (b) The Seller is in compliance in all material respects with all Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety, and has not received notice of, and is not engaged in, any unfair labor practice.

                  (c) Except to the extent provided in SCHEDULE 4.24(c), there are no claims, grievances or arbitration proceedings, workers' compensation proceedings, labor disputes, governmental investigations or administrative proceedings of any kind pending or, to Seller's knowledge, threatened against or relating to Seller, its employees or employment practices, or operations as they pertain to conditions of employment, nor is Seller subject to any order, judgment, decree, award or administrative ruling arising from any such matter.

                  (d) No labor, collective bargaining, union or similar agreement is currently in existence or is being negotiated by Seller, and no union or labor organization has been certified or recognized as the representative of any employees of Seller or, to Seller's knowledge, is seeking such certification or recognition or is attempting to organize any of the employees of Seller.

                  (e) SCHEDULE 4.24(e) lists the name, job title, job site and unit, date of Employment Loss, and type of Employment Loss (e.g., termination, layoff or reduction in work hours) of each employee of Seller or any of its Affiliates employed in the Business who has experienced an Employment Loss in the 90 days preceding the date of this Agreement (excluding Employees who are employed for an average of fewer than 20 hours per week or who have been employed for fewer than six of the 12 months preceding the date of this Agreement). Except as set forth in this Agreement, Seller does not presently intend to take any action that would result in an Employment Loss by any employee of Seller or any of its Affiliates between the date of this Agreement and the Closing Date. At the Closing, Seller shall provide an update of SCHEDULE 4.24(e) that discloses all Persons who have experienced an Employment Loss on or before the Closing Date. "EMPLOYMENT LOSS" means (i) an employment termination, other than a discharge for cause, voluntary departure or retirement, (ii) a layoff exceeding six (6) months or (iii) a reduction in hours of work of more than fifty percent (50%) in each month of any six (6) month period.

            4.25 Affiliations. SCHEDULE 4.25 describes all inter-company arrangements between Seller and its Affiliates, including but not limited to (i) any arrangements under which any Affiliate of Seller provides goods or services to Seller, or (ii) any arrangement under which Seller receives or provides any benefit (e.g. discounts, rebates, most favored nation pricing, etc.) on its purchases or sales of goods or services from or to any Person. Except as disclosed on SCHEDULE 4.25, no Affiliate, or to Seller's knowledge, officer or other employee of Seller has, directly or indirectly, (a) an interest (other than the ownership of less than five percent of any class of voting securities registered under the Securities Exchange Act of 1934, as amended, of any issuer) in any Person that (i) furnishes or sells, or proposes to furnish or sell, services or products that are furnished or sold by Seller or (ii) purchases from or sells or furnishes to, proposes to purchase from or sell or furnish to, Seller any goods or services or (b) a beneficial interest in any contract or agreement to which Seller is a party or by which Seller, the Assets or the Business are bound or affected, or (c) any claim against Seller, the Assets or the Business which could have a Material Adverse Effect thereon or on Seller's title to or its right to use the Assets, or DEGC's right to conduct the Business following the Closing. Except as disclosed on SCHEDULE 4.25, none of the Assets include any receivables from any officer or employee of Seller.

            4.26  Principal Customers and Suppliers.

                  (a) SCHEDULE 4.26(a) contains a true and complete list of the names and addresses of the twenty largest Payors of Seller, as measured by Seller's charges, less discounts during each of calendar years 2002 and 2003 and year-to-date through June 22, 2004. Except as set forth on SCHEDULE 4.26(a), in the last twelve months, no such Payor (i) has cancelled, suspended or otherwise terminated its relationship with Seller, (ii) has advised Seller of its intention to cancel, suspend or otherwise terminate its relationship with Seller, or to materially and adversely change the terms upon which it pays for goods or services from Seller, or (iii) could reasonably be expected to cancel, suspend or terminate its relationship with Seller, to suspend or terminate its reimbursement to Seller or to materially and adversely change the terms upon which it pays for goods or services from Seller as a result of the consummation of the transactions contemplated by this Agreement or otherwise. Subject to the receipt of all applicable consents, approvals, and authorizations described in
SCHEDULE 4.22, and
except as described on SCHEDULE 4.26(a), Seller has maintained and continues to maintain good relationships with its Payors and Seller is not aware of any reason that such relationships will suffer any material adverse changes in the foreseeable future (other than as a result of conditions affecting the industry generally), including, without limitation, as a result of the consummation of the transactions contemplated by this Agreement or the Collateral Agreements, provided the business of Seller continues to be conducted in substantially the same manner as heretofore.

                  (b) SCHEDULE 4.26(b) contains a true and complete list of the ten largest suppliers of Seller as measured by Seller's purchases of goods or services during each of calendar years 2002 and 2003 and year-to-date through June 22, 2004. No such supplier (i) has cancelled, suspended or otherwise terminated its relationship with Seller, (ii) has advised Seller of its intention to cancel, suspend or otherwise terminate its relationship with Seller, to increase its pricing for Seller, to curtail its accommodations, sales or services to Seller or to materially and adversely change the terms upon which it sells products to Seller, or (iii) subject to the receipt of all applicable consents, approvals, and authorizations described in SCHEDULE 4.22, could reasonably be expected to cancel, suspend or terminate its relationship with Seller, to increase its pricing for Seller, to curtail its accommodations, sales or services to Seller or to materially and adversely change the terms upon which it sells products to Seller as a result of the consummation of the transactions contemplated by this Agreement or otherwise. To Seller's knowledge, there are no current threatened or reasonably anticipated restrictions, on the supply of goods and services to Seller. Except as disclosed in the Financial Statements, at no time during the two years prior to the Balance Sheet Date (x) have the sales or other business operations of Seller been materially and adversely affected by shortages or availability of goods or services necessary to sell the products presently sold by Seller, or (y) have there been any defaults or failures to perform under any supply agreements or contracts or any disputes with any supplier listed on SCHEDULE 4.26(b). The Seller has maintained and continues to maintain good relationships with its suppliers and Seller has no knowledge that any supplier intends to materially adversely change its relationship with Seller in the foreseeable future (other than as a result of conditions affecting the industry generally), including, without limitation, as a result of the consummation of the transactions contemplated by this Agreement, provided the business of Seller continues to be conducted in substantially the same manner as heretofore, and subject to the receipt of all applicable consents, approvals, and authorizations described in SCHEDULE 4.22.

            4.27 Compliance with Law. Except as set forth in SCHEDULE 4.27, Seller (a) currently is not, in any material respect, in violation of, or conducting the Business or operations of Seller in violation of, or using or occupying the properties or assets used in the Business in violation of, any Legal Requirement, (b) in the past, has not in any material respect violated, conducted the Business or operations of Seller in violation of, or used or occupied the properties or assets used in the Business in violation of, any Legal Requirement, and (c) has not received any notice of any alleged violation of, nor any citation for noncompliance with, any Legal Requirement.

            4.28 Product Liability and Product Warranty. SCHEDULE 4.28 contains a true and complete description of (a) all warranties granted or made with respect to products sold, or services rendered, by Seller, (b) Seller's product liability experience for the last three years, and (c) all past, current and pending product recalls with respect to products sold by Seller. The Seller has not suffered any product liability or product warranty claims or product recalls which have had or may reasonably be expected to have a Material Adverse Effect. Except as set forth on SCHEDULE 4.28, Seller has received no written or, to Seller's knowledge, other notice of a claim against Seller, whether or not fully covered by insurance, for product liability or liability on account of any express or implied warranty, except for warranty obligations and returns in the Ordinary Course consistent with past practice for which appropriate reserves have been reflected on the May 31 Balance Sheet. The reserves reflected on the May 31 Balance Sheet for product liability and product warranty claims and for product recalls have been established in good faith and are adequate.

            4.29 Hazardous Materials. The Seller is in compliance in all material respects with, and Seller has no liability under any Legal Requirement relating to the release, storage, generation, use, manufacture, treatment, deposit or disposal of any hazardous or toxic substance, material or waste ("ENVIRONMENTAL LAWS"). There are no consent decrees, consent orders, judgments, judicial administrative orders, or Liens against Seller relating to Environmental Laws which regulate, obligate or bind Seller. There are no existing or pending or, to Seller's knowledge, threatened claims, suits, orders, actions, law suits, legal proceedings or other proceedings based on, and neither Seller nor any officer or director of Seller has directly or indirectly received any formal or informal notice of any claims relating to Environmental Laws against Seller or any Person or entity whose liability for any claims Seller has assumed or retained either contractually or by operation of law arising under Environmental Laws. There has been no storage or release by Seller of any hazardous or toxic substance material or waste in violation of Environmental Laws at any of the facilities owned, operated or leased by Seller, nor any property formerly owned, operated or leased by Seller during the period of such ownership, operation or tenancy.

            4.30 Import/Export Laws. The Seller has complied in all material respects with all Legal Requirements relating to the import and export of Seller's products to and from the United States of America and each other country where a customer or supplier of Seller is located. The Seller possesses, and is in compliance in all material respects with, all Permits necessary to import and export Seller's products to and from the United States of America and each other country where a customer or supplier of Seller is located.

            4.31 Brokers' Fees. Except as set forth on SCHEDULE 4.31, no broker, finder or similar agent has been employed by or on behalf of Seller in connection with this Agreement or the transactions contemplated hereby, and Seller has not entered into any agreement, arrangement or understanding of any kind with any Person for the payment of any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

            4.32 FIRPTA. The Seller is not and has never been a "United States real property holding company" within the meaning of Section 897(c)(2) of the Code.

            4.33 Payor Claims. All bills and claims (collectively, "CLAIMS") submitted by or on behalf of Seller for items, services and goods provided to beneficiaries of the Medicare, Medicaid, CHAMPUS or any other federal or state programs, or of any non-governmental third-party payor or insurer (each, a "PAYOR") represent claims for items, services or goods actually provided by Seller. All Claims have been submitted by or on behalf of Seller in accordance with applicable Legal Requirements and the rules, regulations, policies and procedures of Seller's Payors. Except as set forth on SCHEDULE 4.33, there are no pending or, to Seller's knowledge, threatened, audits, investigations or claims for or relating to the Claims.

            4.34 Certain Payments. Seller has not, nor to Seller's knowledge, has any other person or entity, directly or indirectly, on behalf of or with respect to Seller: (a) made, received, or offered to make or receive, any payments which was not legal to make, to receive, or to offer to make or receive, including without limitation, payments prohibited under applicable federal and state "fraud and abuse" or anti-referral or anti-kickback statutes;
(b) made an illegal political contribution; or (c) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977.

            4.35 HIPAA Compliance. Seller is a "covered entity" as such term is defined under the requirements and implementing regulations at 45 Code of Federal Regulations ("C.F.R.") Parts 160-64 for the Administrative Simplification provisions of Title II, Subtitle F of the Health Insurance Portability and Accountability Act of 1996 (the "HIPAA RULE"). Seller has undertaken all necessary surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of the Business that could be materially adversely affected by the failure of Seller to be HIPAA Compliant (as defined below). Seller is HIPAA Compliant as of the date hereof. For purposes hereof, "HIPAA COMPLIANT" shall mean that Seller has developed and implemented internal systems, policies and procedures in order to ensure that the Business is in material compliance with the HIPAA Rule.

            4.36 Sales Force Approved List. Seller hereby represents and warrants that the historical information with respect to the sales force approved list set forth on SCHEDULE 4.36 is true and correct in all material respects. No representation or warranty is made concerning the forecast information on SCHEDULE 4.36.

            4.37 Disclosure. No representation or warranty of Seller in this Agreement or any of the Collateral Agreements, and no information contained in any Schedule or other writing delivered pursuant to this Agreement or the Collateral Agreements or at the Closing, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to make the statements herein or therein not misleading. Seller has delivered or made available to DEGC true, correct and complete copies of all documents, and any and all amendments to any such documents, referred to in this Agreement or in any Schedule delivered to DEGC pursuant to this Agreement or the Collateral Agreements.

      5. Representations and Warranties of DEGC. DEGC hereby represents and warrants to Seller as of the date hereof and as of the Closing Date, as follows:

            5.1 Organization; Good Standing; Authority. DEGC has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Florida, with full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Collateral Agreements by DEGC and the performance of its obligations hereunder and thereunder have been duly and properly authorized by the directors of DEGC and no other corporate action or approval by DEGC is necessary for the execution, delivery or performance of this Agreement and the Collateral Agreements.

            5.2 Execution and Delivery. This Agreement and the Collateral Agreements have been duly authorized by all necessary action on the part of DEGC, have been duly executed and delivered by DEGC and constitute the legal, valid and binding agreement of DEGC enforceable against DEGC in accordance with its terms.

            5.3 No Conflicts. Subject to receipt of the consents and approvals set forth on SCHEDULE 5.3, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not
(a) conflict with or result in a breach or violation of any term or provision of, or constitute a default under (with or without notice or passage of time, or both), or otherwise give any Person a basis for accelerated or increased rights or termination or nonperformance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement or instrument to which DEGC is a party or by which DEGC is bound or affected or to which any of the property or assets of DEGC are bound or affected, (b) result in the violation of the provisions of the Articles of Incorporation or Bylaws of DEGC or any Legal Requirement, or (c) result in the creation or imposition of any Lien upon any property or asset of DEGC.

            5.4   Governmental Approvals and Filings. Except as set forth on
SCHEDULE 5.4, no consent, approval or action of, filing with or notice to any Governmental Entity on the part of DEGC or Keymed is required in connection with the execution, delivery and performance of this Agreement or the Collateral Agreements or the consummation of the transactions contemplated hereby or thereby.

            5.5 Legal Proceedings. There are no Actions pending or, to the knowledge of DEGC or Keymed, threatened against, relating to or affecting DEGC, its subsidiaries, or any of their respective assets and properties which could reasonably be expected to result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Collateral Agreements or which, if determined adversely to DEGC or Keymed, would reasonably be expected to have a Material Adverse Effect on DEGC's or Keymed's business, financial condition or results of operations.

            5.6 Financial Statements. The following financial statements for DEGC have been delivered to Parent and the Sellers (collectively, the "DEGC FINANCIAL STATEMENTS"): (a)(i) the audited balance sheets as of September 30, 2002 and 2003, (ii) unaudited statements of income and cash flows for the fiscal years ended December 31, 2002 and 2003, (iii) the unaudited balance sheet as of May 31, 2004, and (iv) the unaudited statements of income and cash flows for the eight-month period ended May 31, 2004. The DEGC Financial Statements (i) have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied as at the dates and during the periods covered thereby, (ii) present fairly in accordance with GAAP, in all material respects, the financial position and results of operations and cash flows of DEGC, as applicable, as of the dates and for the periods specified therein, (iii) have been derived from and are in agreement with the books and accounting records of DEGC, as applicable, and represent only actual, bona fide transactions, and (iv) contain and reflect reserves, in accordance with GAAP.

            5.7 No Undisclosed Liabilities. Except (a) to the extent set forth or provided for in the DEGC Financial Statements or the notes thereto or (b) as set forth on SCHEDULE 5.7, neither DEGC nor Keymed has any material liabilities or obligations, whether accrued, absolute, contingent or otherwise (including, without limitation, unasserted claims) other than such incurred in the Ordinary Course.

            5.8 Liens. Except as set forth on SCHEDULE 5.8 and as contemplated by Section 2.5, there are no Liens outstanding on any property or assets of either DEGC or Keymed.

            5.9 Absence of Changes. Since May 31, 2004, there has not been any material adverse change, or any event or development which, individually or together with other such events, could reasonably be expected to have a Material Adverse Effect on either DEGC's or Keymed's business, financial condition or results of operations.

      6. Conduct of Business Pending Closing. During the period commencing on the date hereof and continuing through the Closing Date, Seller covenants and agrees to cause Seller to conduct its business as follows (except as otherwise expressly contemplated by this Agreement or as otherwise consented to by DEGC in writing):

            6.1 Qualification. The Seller shall maintain all qualifications to transact business and remain in good standing in the applicable states of incorporation and in the foreign jurisdictions set forth on SCHEDULE 4.2, except where the failure to maintain such qualifications would not have a Material Adverse Effect.

            6.2 Ordinary Course. The Seller shall conduct its business in, and only in, the Ordinary Course and, to the extent consistent with such business, shall preserve intact its current business organizations, use its commercially reasonable efforts to keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and going business value shall be unimpaired at the Closing Date.

            6.3 Organic Changes. Seller shall not (a) amend its organizational documents in any manner which could have an adverse impact on the transactions contemplated by this Agreement, (b) merge or consolidate with any other Person,
(c) liquidate or dissolve, or (d) obligate itself to do any of the foregoing.

            6.4   Liens. The Seller shall not grant any Liens on the Assets.

            6.5 Accounting. The Seller shall not make any change in the accounting principles, methods, records or practices followed by Seller or depreciation or amortization policies or rates theretofore adopted by Seller. The Seller shall maintain Seller's books, records and accounts in accordance with GAAP applied on a basis consistent with that of prior periods.

            6.6 Compliance with Legal Requirements. The Seller shall comply in all material respects with all Legal Requirements applicable to it and its operations.

            6.7 Disposition of Assets. The Seller shall not sell, transfer, license, lease or otherwise dispose of, or suffer or cause the encumbrance by any Lien upon, any of the Assets, except for sales of inventory in the Ordinary Course.

            6.8 Compensation. Except as set forth in SCHEDULE 6.8, Seller shall not do any of the following: (a) adopt or amend in any material respect any collective bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other plan, agreement, trust, fund or arrangement for the benefit of employees (whether or not legally binding) other than to comply with any Legal Requirement, (b) except in the Ordinary Course, pay, or make any accrual or arrangement for payment of, any compensation or bonuses or enter into any employment or loan or loan guarantee agreement with, any current or former officer, director, employee or consultant of Seller or (c) enter into any severance or termination agreement with respect to any officer or key employee of the Business.

            6.9 Modification or Breach of Agreements; New Agreements. The Seller shall not terminate or modify, or commit or cause any act that will result in any breach or violation of or constitute a default under (with or without notice or passage of time, or both) or otherwise give any Person a basis for nonperformance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement, instrument, arrangement or understanding, written or oral, disclosed in this Agreement or the Schedules hereto. The Seller shall not become a party to any contract or commitment other than in the Ordinary Course. The Seller shall meet all of its contractual obligations in accordance with their respective terms.

            6.10 Capital Expenditures. The Seller shall make capital expenditures in the Ordinary Course, in an amount of at least the amount budgeted for and consistent with the needs of the Business.

            6.11 Maintain Insurance. The Seller shall maintain its Policies in full force and effect and shall not do or permit to be done any act by which any of the Policies may be suspended, impaired or canceled.

            6.12 Discharge. The Seller shall not cancel, compromise, release or discharge any claim of Seller upon or against any Person or waive any right of Seller of material value, and shall not compromise any debt or other obligation of Seller to any Person other than Liens, debts or obligations with respect to current liabilities of Seller.

      7.    Additional Covenants.

            7.1 Consents. During the period from the date hereof through the Closing Date, DEGC and Seller shall use their commercially reasonable efforts to obtain any consent, permit, authorization or approval of, or exemption by, any Person required to be obtained by it in connection with the transactions contemplated by this Agreement, including the items contained on SCHEDULES 4.22 and 5.3. To the extent that the rights of Seller under any Asset may not be assigned without the consent, permit, authorization or approval of, or exemption by, another Person which has not been obtained by Seller prior to the Closing, neither this Agreement nor the Assignment and Assumption Agreement (as defined in Section 8.2(g)) shall constitute an agreement to assign the same if an attempted assignment would constitute a breach or cause the termination thereof or be unlawful. If any such consent has not been obtained or if any attempted assignment would be ineffective or would impair DEGC's rights under the instrument in question so that DEGC would not effectively acquire the benefit of all such rights, then Seller, to the maximum extent permitted by law and the instrument, shall, at DEGC's request, act as DEGC's agent in order to obtain for DEGC the benefits thereunder and cooperate, to the maximum extent permitted by law and the instrument, with DEGC in any other reasonable arrangement designed to provide such benefits to DEGC (including, without limitation, by entering into an equivalent arrangement). Notwithstanding DEGC's decision to consummate the Closing in the absence of any such consent, after the Closing Seller and DEGC shall use commercially reasonable efforts to obtain all such consents, permits, authorizations, approvals or exemptions and, if and when any is obtained, Seller shall promptly assign the instrument in question to DEGC.

            7.2 DEGC's Access to Information. During the period commencing on the date hereof and continuing through the Closing Date, Seller shall (a) afford to DEGC and current and prospective DEGC lenders and their respective officers, directors, employees, accountants, counsel and other representatives reasonable access to all of

Seller's properties, books, contracts, commitments, records and personnel, and
(b) furnish promptly to DEGC all information concerning Seller's business, properties, books, contracts, commitments, records and personnel as DEGC may reasonably request. The foregoing shall include direct access to Seller's Payors and suppliers, with the consent of Seller which shall not be unreasonably withheld, and so long as Seller is given an opportunity to be included in such communications with Payors or suppliers if requested.

            7.3   Seller's Access to Information.

                  (a) Following the Closing Date and for a period of seven (7) years thereafter, DEGC shall upon reasonable written notice by Seller, provide Seller with access to the Purchased Contracts, patient files, financial books, records and other information constituting the Assets, as reasonably requested by Seller and as is reasonably necessary (i) to enable Seller to file Government Returns for periods up to and including the fiscal year which includes the Closing Date, (ii) to assist Seller in defending itself in any Action; provided, however, that upon the grant of such access Seller shall operate in such a manner as to minimize disruption of the operation of the Business of DEGC and in such a manner as is consistent with the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") as set forth in this Section 7.3. In providing the information requested by Seller in the foregoing sentence, Seller shall reimburse DEGC for its reasonable out of pocket costs in making copies of documents for purposes of the foregoing. DEGC further agrees that for a period extending seven (7) years (or such longer period as required by any Legal Requirement) after the Closing Date it will not destroy or otherwise dispose of any patient files, billing records, financial information or books and records relevant thereto.

                  (b) Seller agrees to comply with all applicable laws regarding the confidentiality, privacy and security of medical or health information including but not limited to Protected Health Information as defined at Section 7.3(d) below. Seller also agrees that it will comply with all applicable policies and procedures drafted by DEGC for purposes of complying with the Privacy Standards as defined at Section 7.3(d) below or other standard promulgated pursuant to HIPAA or other state or federal health information privacy laws. DEGC shall promptly notify Seller of any changes or additions to such policies and procedures.

                  (c) Seller will take all reasonable steps to handle and disclose Protected Health Information provided to it by DEGC in a manner such that the security and privacy of such information will be maintained and use appropriate safeguards to prevent use or disclosure of the information other than as described herein.

                              (i)   "PRIVACY STANDARDS" shall be those standards
and requirements identified as the "Standards for Privacy of Individually Identifiable Health Information" as set forth at 45 C.F.R. Parts 160 and 164.

                              (ii)  "PROTECTED HEALTH INFORMATION" shall have
the same meaning as that term is defined in the Privacy Standards and shall include any information, whether oral or recorded in any form or medium, that relates to (a) the past, present or future physical or mental health or condition of an individual, (b) the provision of health care to an individual, or (c) the past, present or future payment for the provision of health care to an individual, and which can be identified to an individual.

            7.4 Employee Retention. Immediately prior to the Closing, DEGC shall provide each of the employees listed on SCHEDULE 7.4 (the "EMPLOYEES") an offer letter for "at will" employment with DEGC at comparable positions and comparable base salary compensation, contingent upon the Closing, provided, however, that such offers shall be subject to proof evidencing a legal right to work in the U.S. DEGC shall hire such Employees only if they meet DEGC's standard conditions of employment for such personnel (including, without limitation, drug testing and background checks). Employees who accept DEGC's offer of employment, as of the effective date of their employment with DEGC, are referred to as "TRANSFERRED EMPLOYEES." As of the Closing, Parent and Seller shall pay to the Transferred Employees any and all amounts relating to or arising out of their employment or termination of employment, including any payments and benefits due such Transferred Employees pursuant to accrued wages, salary, bonus, commission or other forms of compensation and other benefits and severance payments or similar payments, except for the Assumed Vacation Pay. DEGC shall be responsible for all employment-related obligations with respect to the Transferred Employees arising or accruing on and after the Closing Date, including any severance payments to such Employees incurred on or after the Closing Date pursuant to Benefit Plans of DEGC or contracts or commitments entered into between DEGC and the Transferred Employees in effect on the Closing Date. Transferred Employees will be given credit for prior service with Parent and Seller with respect to vacation benefits and severance benefits provided by DEGC under its benefit plans. DEGC will implement a severance policy at Closing with respect to the Transferred Employees which will provide equivalent severance benefits as provided under Parent's severance policy in effect on the Closing Date, a copy of which is attached as EXHIBIT A-1 hereto; provided, however, that if Bryan Merryman becomes a Transferred Employee, DEGC will also provide to Mr. Merryman equivalent severance benefits as provided under the agreement between Parent and Mr. Merryman dated October 29, 2003, a copy of which is attached as EXHIBIT A-2 hereto. If Mr. Merryman does not become a Transferred Employee, DEGC shall have no obligation to pay him any severance or other benefits. Notwithstanding the foregoing (including SCHEDULE 7.4), DEGC shall have no obligation to offer employment or pay any amount to any Employee who is on medical leave pursuant to the applicable policies of Seller on the Closing Date ("NON-TRANSFERRED EMPLOYEES"). Non-Transferred Employees shall not become Transferred Employees on the Closing Date and Seller shall remain responsible for all obligations to such Non-Transferred Employees, provided, however, that DEGC shall offer employment to all Non-Transferred Employees who
(i) return from short-term medical leave following the Closing Date pursuant to the applicable policies of Seller in effect on the Closing Date, and (ii) meet DEGC's standard conditions of employment for such personnel (including, without limitation, drug testing and background checks). Such returning Non-Transferred Employees shall be deemed Transferred Employees as of the date of hire by DEGC, and DEGC shall be responsible for all employment-related obligations for such employees as of such date. DEGC shall have no obligation to offer employment or pay any amount to (i) any Non-Transferred Employee on long-term medical leave on the Closing Date, or (ii) any Non-Transferred Employee on short-term leave on the Closing Date who subsequently transfers to long-term leave without returning to active employment pursuant to the applicable policies of Seller in effect on the Closing Date. DEGC shall bear sole responsibility for any obligations or liabilities to the Transferred Employees under the WARN Act and any other law of any other applicable Governmental Entity regarding notice of employment termination, and DEGC agrees to indemnify and to hold harmless Parent and Seller from same. DEGC's indemnification of Parent and Seller in this regard specifically includes any claim by any Governmental Entity for penalties regarding any issue of prior notification (or any lack thereof) of any plant closing or mass layoff, as well as defense costs, including attorneys' fees, in defending such claims, and such indemnification shall continue for so long as any Employee has a right to seek compensation under the WARN Act or any other law of any other applicable Governmental Entity.

            7.5   Further Assurances.

                  (a) Subject to the terms and conditions of this Agreement, each of the parties hereto will use all reasonable efforts to (i) perform, comply with and fulfill all obligations, covenants and conditions required by this Agreement to be performed, complied with or fulfilled by such party prior to or as of the Closing Date, and (ii) take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements for it to consummate and make effective the transactions contemplated by this Agreement.

                  (b) If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each party hereto shall take or cause to be taken all such necessary or desirable action and execute, deliver and file, or cause to be executed, delivered and filed, all necessary or desirable documentation.

                  (c) Following the date hereof until the Closing, the parties shall negotiate in good faith the terms and conditions of an accounts receivable remittance and product return agreement (the "A/R REMITTANCE AND PRODUCT RETURN AGREEMENT") between DEGC and Parent which shall provide for the parties rights and obligations with respect to accounts receivables received by the parties which belong to the other and product returns.

                  (d) Prior to the Closing, the parties shall mutually agree to a protocol for contacting customers concerning collection matters.

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

                  (e) Following the date hereof until the Closing, the parties shall negotiate in good faith the terms and conditions of a transition services agreement (the "TRANSITION SERVICES AGREEMENT") with respect to certain transitional services to be provided by Seller and Parent for the benefit of DEGC for a limited period of time following the Closing.

                  (f) Following the date hereof until the closing, the parties shall negotiate in good faith the terms and conditions of a fulfillment agreement (the "FULFILLMENT AGREEMENT") between DEGC and Parent under which Parent shall engage DEGC as Parent's subcontractor for the fulfillment of diabetic supplies and pharmaceuticals.

                  (g) Following the date hereof until the Closing, the parties shall negotiate in good faith the terms and conditions of an agreement on interim arrangement regarding licenses and data (the "INTERIM LICENSE AND DATA AGREEMENT") which shall clarify the extent of assignment and retention of Seller's rights in the software license agreements identified on SCHEDULE 1(a)(i).

                  (h) Following the date hereof until the Closing, the parties shall negotiate in good faith the terms and conditions of a cash control agreement (the "CASH CONTROL AGREEMENT") with regard to the timing and terms of remittance of moneys owed after the Closing, containing terms and conditions reasonably satisfactory to DEGC and Seller.

            7.6 Exclusive Period. Until the earlier of (a) the termination of this Agreement under Section 9.1, or (b) the Closing under this Agreement (the "EXCLUSIVE PERIOD"), Seller agrees that (i) it will not sell or otherwise transfer any significant asset of Seller (other than in the Ordinary Course) or enter into an agreement to sell or otherwise transfer any such asset; (ii) none of Seller or its representatives, trustees, employees or Affiliates will, directly or indirectly, solicit any offers, bids or indications of interest from, or initiate or continue negotiations with (other than to terminate certain other preexisting negotiations), any Person other than DEGC with respect to the sale of Seller or an interest therein; and (iii) none of Seller or its representatives, trustees, employees or Affiliates will provide any information about Seller to any Person other than DEGC, its counsel and other advisors, and DEGC's current or proposed lending sources. In the event that any third-party approaches Seller regarding an interest in purchasing all or a substantial portion of the assets of Seller, the contacted party shall notify DEGC promptly as to the interest or proposal, its source and its terms, and shall rebuff such offer.

            7.7 Expenses. Each party will bear the costs of its agents, attorneys, accountants, investment bankers, travel, lodging and entertainment and associated expenses, except as provided in this Agreement. Any such costs of Seller arising from or relating to the preparation, negotiation and execution of the Letter of Intent and this Agreement shall be deemed to be costs of Seller.

            7.8 No Public Announcements. Prior to the Closing, none of DEGC or Seller or any of their respective Affiliates shall, without the express written approval of Seller and DEGC, make any press release or other public announcements concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by applicable Legal Requirements, in which case the other parties shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.

            7.9   Notices of Certain Events.

                  (a) Seller shall promptly notify DEGC of any notice or other communication from (i) any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any Collateral Agreement and (ii) any Governmental Entity in connection with the transactions contemplated by this Agreement or any Collateral Agreement; and

                  (b) Seller shall promptly notify DEGC of Seller's material breach of any obligation, representation, warranty or covenant under this Agreement or any Collateral Agreement, or any fact that would cause any representation or other fact contained in this Agreement or any Collateral Agreement to be materially inaccurate or materially misleading.

            7.10 Certain Filings. Seller and DEGC shall cooperate with each other (i) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any filings or furnishing information required in connection therewith. The parties have shared 50/50 the filing fee for the Notification and Report Form filed in connection with the transactions contemplated by this Agreement pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

            7.11 Public Offering. To the extent not provided to DEGC at Closing, Seller shall retain its accounting records for a period of five (5) years following the Closing. In the event DEGC or an affiliate thereof or successor thereto elects to pursue a public offering, (i) Seller and Parent agree to provide access to such information as may be necessary to accomplish such offering, (ii) respond to questions and use commercially reasonable efforts to cause KPMG LLP, Seller's independent accountants, to respond to questions, and (iii) use commercially reasonable efforts to cause KPMG LLP to provide to any underwriters in connection with such public offering a comfort letter requested by such underwriter relating to financial information pertaining to any period prior to the Closing Date in accordance with SAS 72 and to provide DEGC and its affiliates access to its working papers.

            7.12 Supplemental Disclosure. During the period from the date hereof through the Closing Date, Seller may deliver to DEGC a written statement disclosing any inaccuracy or breach in the representations and warranties in Section 4 above ("SELLER SUPPLEMENT TO DISCLOSURE SCHEDULE") promptly upon Seller or Parent's knowledge of such inaccuracy or breach; provided, however, that the disclosure of such inaccuracy or breach of representation or warranty shall not prevent (a) DEGC from terminating this Agreement pursuant to Section 9.1(c) hereof at any time at or prior to the Closing in respect of any breach of representation or warranty, or (b) except where the breach results from a development that both arises solely with respect to matters which occurred after the execution of this Agreement and which did not constitute a breach as of the time this Agreement was executed ("SUBSEQUENT MATTER BREACHES"), DEGC or Keymed or their officers, directors or employees, from obtaining indemnification pursuant to Section 10.2(a) hereof.

            7.13 Preservation of Assets. In the event of a Funding Event, during the period commencing on the date hereof and continuing through the maturity date of the Purchase Money Note, DEGC covenants and agrees to conduct its business, and covenants and agrees to cause Keymed to conduct its business, in, and only in, the Ordinary Course consistent with past practice. Further, at the Closing, DEGC will cause Keymed to acquire all of the Assets to be purchased pursuant to this Agreement and for so long as the Purchase Money Note has not been repaid in full, Keymed will not transfer or pledge the Assets except in the Ordinary Course and as contemplated by Section 2.5.

            7.14 Option to Purchase Matria Laboratories, Inc. For a period of ninety (90) days commencing the day after the Closing Date ("OPTION EXPIRATION"), DEGC or an affiliate thereof shall have an option to notify Parent in writing of its desire to purchase all of the capital stock or substantially all of the assets of Matria Laboratories, Inc. from Parent (or Seller, as applicable) for aggregate consideration of One Dollar ($1.00). Following the exercise by DEGC of its purchase option and for a period of sixty (60) days thereafter, (i) Parent shall provide DEGC with reasonable access to the business, personnel and records of Matria Laboratories, Inc. to enable DEGC to conduct a reasonable diligence investigation, (ii) neither Parent nor Seller will enter into any agreement to sell any equity interest or any assets of Matria Laboratories to any third party, and (iii) the parties shall cooperate in good faith to promptly enter into a mutually acceptable stock or asset purchase agreement and close the acquisition.

      8.    Conditions Precedent to Closing.

            8.1 Conditions of DEGC and Seller. Notwithstanding any other provision of this Agreement, the respective obligations of DEGC and Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions, each of which may be waived by DEGC and Seller, in such party's sole discretion:

                  (a) There shall not be pending or threatened any Action before any Governmental Entity challenging or otherwise seeking to restrain or prohibit the consummation of the transactions contemplated hereby; and

                  (b) The parties shall have received notice of early termination of the waiting period under Hart-Scott-Rodino Antitrust Improvements Act of 1976 or the required waiting period shall have expired.

            8.2 Conditions of DEGC. Notwithstanding any other provision of this Agreement, the obligation of DEGC to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions, each of which may be waived by DEGC in its sole discretion:

                  (a) The representations and warranties of Seller contained in this Agreement and in all agreements, documents and instruments executed and delivered pursuant hereto or in connection with the Closing shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, and Seller shall have performed in all material respects the agreements and obligations necessary to be performed by it under this Agreement prior to the Closing Date;

                  (b) DEGC shall have received from Seller a closing certificate dated the Closing Date certifying each of the matters set forth in
Section 8.2(a);

                  (c) At least three (3) business days prior to the Closing, DEGC shall have received Seller's calculation of Assumed Vacation Pay;

                  (d) No act, event or condition shall have occurred after the date hereof, or shall have occurred prior to the date hereof which DEGC later becomes aware, which DEGC reasonably determines has had or could have a Material Adverse Effect, which shall include, without limitation, any material adverse change between Seller and any significant customer or Payor;

                  (e) DEGC shall have received evidence that Seller has received all consents, permits, authorizations, exemptions and approvals (including, but not limited to, regulatory consents, permits, authorizations, exemptions and approvals) required to be obtained in connection with the consummation of the transactions contemplated hereunder the failure of which to obtain would have Material Adverse Effect on the operations of Seller as now conducted and as to be conducted after the Closing, each of which are listed in
SCHEDULE 8.2(e);

                  (f) DEGC shall have received the evidence that Seller has received consents to assignment to the supplier/vendor contracts listed on
SCHEDULE 8.2(f), or alternatively, DEGC shall be satisfied that DEGC can secure another satisfactory supply arrangement for the supplies provided under each contract for which a consent could not be obtained;

                  (g) DEGC shall have received a Bill of Sale, executed by Seller and Parent, substantially in the form of EXHIBIT B attached hereto;

                  (h) DEGC shall have received an Assignment and Assumption Agreement, executed by Seller and Parent, substantially in the form of EXHIBIT C attached hereto (the "ASSIGNMENT AND ASSUMPTION AGREEMENT");

                  (i) DEGC shall have received from Troutman Sanders LLP, counsel for Seller, a written opinion dated the Closing Date and addressed to DEGC, substantially in the form of EXHIBIT D-1 hereto and shall have received from the General Counsel of Parent, a written opinion dated the Closing Date and addressed to DEGC substantially in the form of EXHIBIT D-2 hereto;

                  (j) DEGC shall have received the Fulfillment Agreement executed by Parent containing terms and conditions reasonably satisfactory to Seller;

                  (k) DEGC shall have received the Transition Services Agreement executed by Parent containing terms and conditions reasonably satisfactory to DEGC;

                  (l) DEGC shall have received the Interim Management Services Agreement executed by Seller with respect to the MediCal Assets substantially in the form of EXHIBIT E attached hereto;

                  (m) DEGC shall have received the Interim Licenses and Data Agreement executed by Parent and Seller containing terms and conditions reasonably satisfactory to DEGC;

                  (n) DEGC shall have received the A/R Remittance and Product Return Agreement executed by Parent and Seller containing terms and conditions reasonably satisfactory to DEGC;

                  (o) DEGC shall have received the Cash Control Agreement executed by Parent and Seller containing terms and conditions reasonably satisfactory to DEGC;

                  (p) DEGC and Seller shall have agreed to the Purchase Price allocations referenced in Section 2.4;

                  (q) DEGC shall have received a certificate dated the Closing Date, executed by Seller, providing as attachments copies of resolutions approved by the stockholders and the board of directors of Seller, certifying that the resolutions as attached to such certificate were duly adopted by the stockholders and the board of directors of Seller and that such resolutions remain in full force and effect, authorizing and approving the execution by Seller of this Agreement and other documents related to this transaction and approving the consummation by Seller of the transactions contemplated by such agreements and documents;

                  (r) In the event of a Funding Event which requires the Keymed Assignment, the DEGC Lender Group shall have consented to the Keymed Assignment and shall have released its security interest on the Keymed assets and capital stock;

                  (s) DEGC shall have received executed subleases for Seller's call center facilities located at 1936 East Deere Avenue, Santa Ana, California, and 2161 New Market Parkway, Marietta, Georgia, on such terms and conditions as shall be reasonably satisfactory to DEGC;

                  (t) DEGC shall have conducted, to its reasonable satisfaction, diligence interviews with such employees, management and vendors of Seller as DEGC in its sole discretion deems necessary, and DEGC shall not have found information related thereto not previously disclosed to DEGC which materially diminishes the value of the Business;

                  (u) DEGC shall have completed, to its reasonable satisfaction, due diligence and operational planning with respect to the transferability of software licenses, information technology, data and related items, including without limitation such interviews with and assistance from Seller's information technology employees and vendors as DEGC in its sole discretion deems necessary, and DEGC shall not have found information related thereto not previously disclosed to DEGC which materially diminishes the value of the Business;

                  (v) DEGC shall have completed, to its reasonable satisfaction, meetings with the management of Medical Mutual of Ohio and Group Health Incorporated with respect to the Business and DEGC's acquisition of the Assets, and DEGC shall not have found information related thereto not previously disclosed to DEGC which materially diminishes the value of the Business; and

                  (w) DEGC shall have completed, to its reasonable satisfaction, such physician reference checks with respect to DEGC's acquisition of the Assets as DEGC in its sole discretion deems necessary, and DEGC shall not have found information related thereto not previously disclosed to DEGC which materially diminishes the value of the Business.

            8.3 Conditions of Seller. Notwithstanding any other provision of this Agreement, the obligations of Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing, of the following conditions, each of which may be waived by Seller in his sole discretion:

                  (a) The representations and warranties of DEGC contained in this Agreement and in all agreements, documents and instruments executed and delivered pursuant hereto or in connection with the Closing shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, and DEGC shall have performed in all material respects the agreements and obligations necessary to be performed by it under this Agreement prior to the Closing Date;

                  (b) Seller shall have received from DEGC a closing certificate dated the Closing Date certifying each of the matters set forth in Sections 8.3(a);

                  (c) Seller shall have received the Purchase Price, as adjusted pursuant to Section 2.1(d), by wire transfer in immediately available funds to an account designated by Seller;

                  (d) Seller shall have received the Assignment and Assumption Agreement, executed by DEGC;

                  (e) Seller shall have received evidence that DEGC has received all consents and approvals, if any, of third parties required to be obtained in connection with the consummation of the transactions contemplated hereunder;

                  (f) DEGC shall have entered into a sublease for Seller's call center facilities located at 1936 East Deere Avenue, Santa Ana, California, and 2161 New Market Parkway, Marietta, Georgia on such terms and conditions as shall be reasonably satisfactory to Seller;

                  (g) Seller shall have received an executed Assignment and Assumption Agreement executed by DEGC;

                  (h) Seller shall have received the Transition Services Agreement executed by DEGC, containing terms and conditions reasonably satisfactory to Seller;

                  (i) Seller shall have received the Interim Management Services Agreement executed by DEGC;

                  (j) Seller shall have received the Cash Control Agreement executed by DEGC, containing terms and conditions reasonably satisfactory to DEGC;

                  (k) In the event of a Funding Event, Seller shall have received from Holland & Knight LLP, counsel for DEGC, a written opinion dated the Closing Date and addressed to Seller, substantially in the form of EXHIBIT F, hereto;

                  (l) Seller shall have received the A/R Remittance and Product Return Agreement executed by DEGC, containing terms and conditions reasonably satisfactory to Seller;

                  (m) Seller shall have received the Interim Licenses and Data Agreement executed by DEGC, containing terms and conditions reasonably satisfactory to Seller;

                  (n) DEGC and Seller shall have agreed to the Purchase Price allocations referenced in Section 2.4;

                  (o) Parent shall have received a fairness opinion from SunTrust Robinson Humphrey, in form and content satisfactory to Parent; and

                  (p)   Seller shall have received all consents set forth on
SCHEDULE 8.2(e).

      9.    Termination, Amendment and Waiver.

            9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a)   by written consent of DEGC and Seller;

                  (b) by DEGC, on the one hand, or by Seller, on the other hand, by written notice to the other parties hereto if the Closing shall not have been consummated on or before June 30, 2004, unless such date is extended upon mutual agreement of such parties, provided that the party terminating this Agreement under this clause (b) shall not then be in material breach of any of its obligations under this Agreement;

                  (c) by DEGC if (i) there has been a material misrepresentation, breach of warranty or breach of covenant by Seller under this Agreement, or (ii) any of the conditions precedent to Closing set forth in
Section 8.1 or Section 8.2 have not been met by June 30, 2004 through no fault of DEGC; or

                  (d) by Seller (i) if there has been a material misrepresentation, breach of warranty or breach of covenant by DEGC under this Agreement, or (ii) any of the conditions precedent to Closing set forth in
Section 8.1 or Section 8.3 have not been met by June 30, 2004 through no fault of Seller.

            9.2   Effect of Termination.

                  (a) If this Agreement is terminated for any reason, the provisions of Section 7.7 (Expenses) and Section 12.10 (Arbitration), as well as the provisions of the letter agreement dated May 4, 2004 between Seller and Chronic Care Solutions, Inc. (the "CONFIDENTIALITY AGREEMENT") shall remain in full force and effect.

                  (b) If this Agreement is terminated as provided in Section 9.1(a) this Agreement shall forthwith become void (except as stated in subsection 9.2(a) above) and there shall be no liability or obligation hereunder on the part of any party hereto or their respective directors, officers, employees, agents or other representatives.

                  (c) If this Agreement is terminated as provided in Section 9.1(b), (c) or (d) hereof, such termination shall be without prejudice to any rights that the terminating party may have against any breaching party or any other Person under the terms of this Agreement or otherwise.

            9.3 Amendment. This Agreement may be amended at any time by a written instrument executed by DEGC and Seller. Any amendment effected pursuant to this Section 9.3 shall be binding upon all parties hereto.

            9.4 Waiver. Any term or provision of this Agreement may be waived in writing at any time by the party or parties entitled to the benefits thereof. Any waiver effected pursuant to this Section 9.4 shall be binding upon all parties hereto. No failure to exercise and no delay in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege. No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of any preceding or subsequent breach of the same or any other covenant or agreement. The rights and remedies of each party under this Agreement are in addition to all other rights and remedies, at law or in equity, that such party may have against the other parties.

      10.   Indemnification.

            10.1  Survival Provisions.

                  (a) The representations and warranties, covenants and agreements of the parties hereto contained in this Agreement and the Collateral Agreements shall survive the Closing and the consummation of the transactions contemplated hereby (and any examination, or knowledge of, or investigation by or on behalf of any party hereto).

                  (b) Claims for indemnification arising from breaches of representations and warranties must be made by delivery of written notice to the party against whom the indemnification claim is made, setting forth in general terms the basis for the indemnification claim, no later than sixty (60) days following the receipt by DEGC of audited financial statements which include Seller, for the period ending September 30, 2005 (the "TERMINATION DATE"); provided, however, (A) claims made arising from breaches of representations and warranties under Section 4.19 (Employee Benefit Plans), Section 4.27 (Compliance with Laws), Section 4.29 (Hazardous Materials), Section 4.33 (Payor Claims),
Section 4.34 (Certain Payments) or Section 4.35

(HIPAA Compliance) may be made up until June 30, 2006; (B) if the applicable statute of limitations with respect to claims arising from any breach of the representations and warranties contained in Section 4.1 (Title to Assets), 4.2 (Organization, Good Standing, Authority), 4.3 (Execution and Delivery) or
Section 4.18 (Government Payments) extends beyond the Termination Date, such claims may be made at any time until expiration of the applicable statute of limitations, or indefinitely if no such statute of limitations exists; and (C) to the extent any representation or warranty involved fraud or was willfully inaccurate such claim may be made at any time and shall not be subject to the Termination Date or the applicable statute of limitations (the Termination Date or the applicable later date pursuant to clauses (A), (B) or (C) is referred to herein as the "CLAIMS PERIOD"). The matters referred to in Section 10.1(b)(A),
(B) and (C) shall be referred to herein as the "SPECIFIED MATTERS".

            10.2  Indemnification.

                  (a) The Seller hereby covenants and agrees to defend, indemnify and hold harmless DEGC, Keymed and their respective officers, directors and employees (collectively, the "DEGC INDEMNITEES") from and against any and all claims, actions, losses, obligations, costs, expenses, settlement payments, awards, damages, judgments, fines, penalties and other liabilities of any kind or nature whatsoever, including, without limitation, reasonable attorneys', accountants' and experts' fees (collectively, "DAMAGES") arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty made by Seller in this Agreement, in the Collateral Agreements or in any certificate delivered pursuant to this Agreement (except with respect to Section 4.13, for which any inaccuracy or breach of which shall result only in an adjustment to the Purchase Price pursuant to Section 2.1(c)); (ii) the failure of Seller to perform or observe any covenant, agreement or condition to be performed or observed by Seller pursuant to this Agreement or any Collateral Agreement; (iii) the Excluded Assets or Excluded Liabilities, including the qui tam action filed in the United States District Court for the Western District of Virginia; or (iv) any inaccuracy in the calculation of the amount of the Assumed Vacation Pay. With respect to breaches of representations set forth in Sections 4.21, 4.27, 4.33, 4.34 and 4.35 hereof, and violation of the covenant set forth in Section 6.6 hereof, the parties agree that DEGC shall not be deemed to have sustained Damages in the event (i) Seller pays all costs and expenses (including, without limitation, costs of judgments, settlements and defense) arising from or related to such matters, and (ii) the earnings, revenue, assets or ability to conduct the Business of DEGC and Keymed are not adversely affected by such matters.

                  (b) DEGC hereby covenants and agrees to defend, indemnify and hold harmless Parent, Seller and their respective officers, directors and employees from and against any and all Damages arising out of or resulting from:
(i) any inaccuracy in or breach of any representation or warranty made by DEGC in this Agreement, in the Collateral Agreements, or in any certificate delivered pursuant to this Agreement; (ii) the failure of DEGC to perform or observe any covenant, agreement or condition to be performed or observed by DEGC pursuant to this Agreement or any Collateral Agreement; (iii) the Assumed Liabilities; and (iv) the operation of the Business by DEGC following the Closing (except to the extent such Damages are attributable to any items referenced in 10.2(a)(i) through (vi)).

            10.3  Limitations on Indemnification.

                  (a) Notwithstanding any other provision of this Section 10 to the contrary, Seller shall not be obligated to defend, indemnify and hold harmless any DEGC Indemnitee for breaches of representations or warranties unless and until the aggregate amount of Damages incurred by all DEGC Indemnitees exceeds an amount equal to $500,000 (the "DEDUCTIBLE AMOUNT"), in which event Seller shall be obligated to defend, indemnify and hold harmless DEGC Indemnitees from and against all Damages incurred by DEGC Indemnitees in excess of the Deductible Amount; provided, however, that Seller shall not be entitled to the benefit of the Deductible Amount with respect to any Specified Matter.

                  (b) Seller shall not be obligated to indemnify the DEGC Indemnitees for breaches of representations or warranties resulting in Damages in excess of a maximum amount equal to ten percent (10%) of the Purchase Price (the "CAP AMOUNT"); provided, however, that Seller shall not be entitled to the benefit of the Cap Amount with respect to any Specified Matter.

                  (c) Any indemnification claims owed by Seller to DEGC shall be paid in cash.

                  (d) The amount of any indemnification claim made by the DEGC Indemnitees shall be net of any amounts received by the DEGC Indemnitees pursuant to the provisions of insurance policies covering any such Damages. If the amount to be netted hereunder from any indemnification payment is determined after Seller has paid to a DEGC Indemnitee an indemnification payment pursuant to Section 10.2(a), the DEGC Indemnitees shall repay to Seller, promptly after such determination, any amount that Seller would not have had to pay pursuant to
Section 10.2(a) had such determination been made at the time of such payment.

            10.4  Third Party Claims.

                  (a)   If any party entitled to be indemnified pursuant to
Section 10.2 (an "INDEMNIFIED PARTY") receives notice of the assertion by any third party of any claim or of the commencement by any such third party of any Action (any such claim or Action being referred to herein as an "INDEMNIFIABLE CLAIM") with respect to which another party hereto (an "INDEMNIFYING PARTY") is or may be obligated to provide indemnification hereunder, the Indemnified Party shall promptly notify the Indemnifying Party in writing (the "CLAIM NOTICE") of the Indemnifiable Claim; provided, that the failure to provide such notice shall not relieve or otherwise affect the obligation of the

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Indemnifying Party to provide indemnification hereunder, except to the extent that any Damages directly resulted or were caused by such failure, or the Indemnifying Party is prejudiced thereby.

                  (b) The Indemnifying Party shall have thirty (30) days after receipt of the Claim Notice (unless the claim or Action requires a response before the expiration of such thirty-day period, in which case the Indemnifying Party shall have until the date that is five (5) days before the required response date) to acknowledge responsibility for the Indemnifiable Claim and undertake, conduct and control, through counsel of its own choosing, and at its expense, the settlement or defense of the Indemnifiable Claim, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided, that (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party, provided that the fees and expenses of such counsel shall not be borne by the Indemnifying Party, (ii) the Indemnifying Party shall not settle any Indemnifiable Claim without the Indemnified Party's consent if the settlement requires the Indemnified Party to admit wrongdoing, pay any fines or refrain from any action and (iii) if, in the written opinion of counsel to the Indemnified Party, the Indemnified Party has separate defenses from the Indemnifying Party and there is a conflict of interest between the Indemnified and Indemnifying Parties or if there is any danger of criminal liability of the Indemnified Party, then the Indemnified Party shall be permitted to retain special counsel of its own choosing at the expense of the Indemnifying Party. So long as the Indemnifying Party has taken responsibility for and is diligently contesting any such Indemnifiable Claim in good faith, the Indemnified Party shall not pay or settle such claim without the Indemnifying Party's consent, which consent shall not be unreasonably withheld.

                  (c) If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after receipt of the Claim Notice (or before the date that is five (5) days before the required response date, if the claim or Action requires a response before the expiration of such thirty (30) day period), that it acknowledges responsibility for the Indemnifiable Claim and elects to undertake the defense of the Indemnifiable Claim described therein, the Indemnified Party shall have the right to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion at the expense of the Indemnifying Party; provided, that the Indemnified Party shall notify the Indemnifying Party of any compromise or settlement of any such Indemnifiable Claim.

            10.5 Exclusive Remedy. Except for claims involving fraud or willful misconduct, the indemnification remedies provided in this Article 10 shall be the exclusive remedies available to the parties following the Closing with respect to any claims for breach of any representation or warranty made by the parties in this Agreement or any violation of the covenants set forth in Article 6 of this Agreement.

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

      11.   Covenants Not to Compete.

            11.1 Covenant Not To Compete. Seller and Parent hereby agree for a period of five (5) years following the Closing Date, neither Seller nor Parent shall, directly or indirectly through one or more Affiliates, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a shareholder, member, manager, director, officer, employee, partner, consultant or otherwise with, any profit or non-profit business, firm, entity or organization, which competes with the Business anywhere in the United States and its territories, including without limitation Puerto Rico and the U.S. Virgin Islands. Notwithstanding the foregoing, Parent (either directly or through an Affiliate) shall be entitled to acquire a "QUALIFIED COMPETING BUSINESS" so long as Parent (i) disposes of the competitive operations of such business within 180 days following such acquisition and (ii) notifies DEGC promptly upon its acquisition of such business and offers DEGC an opportunity to make an offer to purchase the competitive portions of such business. As used herein, a "QUALIFIED COMPETING BUSINESS" shall mean a business which (A) does not have more than $5,000,000 in revenues from competitive activities during the 12 months preceding Parent's acquisition, and (B) the revenues from competitive activities during such 12-month period do not exceed 20% of the total revenue during such 12-month period of the business purchased by Parent (or its Affiliates).

            11.2 No Solicitation. Seller and Parent hereby agree for a period of five (5) years following the Closing Date, neither Seller nor Parent shall
(i) hire, solicit or attempt to influence any of DEGC's then-current employees or any Person employed by DEGC in the 180 days preceding such hiring or solicitation to become employees or render services to any competitor of DEGC or to terminate their employment with DEGC, or (ii) solicit or attempt to influence any of DEGC's then-current customers or clients to purchase goods or services from a competitor of DEGC. This Section 11.2 shall not prohibit Seller or Parent from making general solicitations for employment in public in newspapers, trade journals or similar publications or other media.

            11.3 No Prohibition. Nothing contained in this Article 11 shall prohibit Seller or Parent from being a passive owner of not more than five percent (5%) of the outstanding stock of any publicly traded class of securities of a Person engaged in the Business, so long as Seller or Parent does not have any participation in managing the business of such Person.

            11.4  Severability. In the event any of the covenants in this
Section 11 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time, or over too great a geographical area, or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum

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

extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

            11.5 Specific Performance. Seller acknowledges that a breach of the covenants contained in this Section 11 will cause irreparable damage to DEGC, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Seller agrees that if Seller breaches the covenants contained in this Section 11 in addition to any other remedy which may be available at law or in equity, DEGC shall be entitled to specific performance and injunctive relief, without, in the event of a final judgment, posting a bond or other security.

      12.   General Provisions.

            12.1 Notices. All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (a) if delivered personally, upon delivery, (b) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three days after being mailed, or (c) if given by telecopy, upon confirmation of transmission by telecopy, in each case to the parties at the following addresses:

                  (a)   If to DEGC, addressed to:

                             14255 49th Street North
                             Suite 301
                             Clearwater, Florida 33762
                             Attention:  Joseph H. Capper,
                                         Chief Executive Officer
                                         Michael D. D. Geldart,
                                         Vice President, Secretary and
                                         General Counsel
                             Facsimile:  (727) 507-2394

                             c/o KRG Capital Partners, LLC
                             1515 Arapahoe Street
                             Tower One, Suite 1500
                             Denver, Colorado 80202
                             Telecopy: (303) 390-5015
                             Attention:  Mark M. King
                                         David L. Kessenich

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

                  With an additional copy to:

                             Paul, Hastings, Janofsky & Walker LLP
                             Seventeenth Floor
                             695 Town Center Drive
                             Costa Mesa, California  92626-1924
                             Attention:  William J. Simpson, Esq.
                             Facsimile:  (714) 979-1921

                  (b)   If to Seller, addressed to:

                             Matria Healthcare, Inc.
                             1850 Parkway Place
                             Marietta, GA 30067
                             Attention: Roberta L. McCaw
                                        Vice President and General Counsel
                             Facsimile: (770) 767-7769

                        With an additional copy to:

                             Troutman Sanders LLP
                             600 Peachtree Street
                             Suite 5200
                             Atlanta, Georgia 30309
                             Attn: James L. Smith III, Esq.
                             Facsimile: (404) 962-6687

            12.2 Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable.

            12.3 Third Party Rights. Notwithstanding any other provision of this Agreement, this Agreement shall not create benefits on behalf of any other Person not a party to this Agreement (including, without limitation, any broker or finder), and this Agreement shall be effective only as between the parties hereto, their successors and permitted assigns.

            12.4 Entire Agreement. This Agreement, including the annexes and schedules attached hereto and other documents referred to herein, and the Confidentiality Agreement, contain the entire understanding of the parties hereto with respect of their

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

subject matter and supersede all prior and contemporaneous agreements and understandings, oral and written, between the parties with respect to such subject matter.

            12.5 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. This Agreement and the rights and obligations hereunder shall not be assignable by any party, other than to its lenders, without the written consent of the other parties and any such purported assignment by any party without such consent shall be void. DEGC may without obtaining the consent of any party hereto, assign all of the rights and remedies of DEGC with respect to the representations, warranties, covenants and indemnities of Seller under this Agreement to any current or prospective holder of Indebtedness of DEGC in connection with the collateral assignment or foreclosure of such lender's collateral.

            12.6 Counterparts. This Agreement may be executed in one or more counterparts, including electronically transmitted counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same Agreement.

            12.7 Recitals, Schedules and Annexes. The recitals, schedules, exhibits and annexes to this Agreement are incorporated herein and made a part hereof as if fully set forth at length herein.

            12.8 Construction. The article, section and subsection headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires.

            12.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

            12.10 Arbitration. Any unresolved controversy or claim arising from or relating to this Agreement or breach thereof shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, then in effect. The decision of arbitration unless clearly erroneous, shall be final and conclusive upon the parties, and judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction. The arbitration proceedings shall be held in Richmond, Virginia. The arbitration proceedings shall be conducted before one (1) neutral arbitrator who shall be a member of the Virginia Bar who has been actively engaged in the practice of corporate and business law for at least fifteen (15) years, and shall proceed under any expedited procedures of the Commercial Arbitration Rules. The arbitrator shall have authority to award only (i) money damages, (ii) attorneys' fees, costs and expert witness fees to the prevailing party, and

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

(iii) sanctions for abuse or frustration of the arbitration process. The arbitrator's compensation, and the administrative costs of the arbitration, shall be borne by the parties in the manner set forth in the arbitration award, as determined by the arbitrator. Notwithstanding the foregoing provisions of this Section 12.10, the parties are not required to arbitrate any issue for which injunctive relief is sought by any party hereto and both parties may seek injunctive relief in any federal or state court having jurisdiction.

            12.11 No Reliance. Seller has not relied upon DEGC, KRG Capital Partners, LLC, or their respective Affiliates, agents, members, officers or employees (collectively the "OTHER PARTIES") for any advice concerning federal or state tax consequences to Seller resulting from the sale of the Assets or assumption of Assumed Liabilities. Seller will be responsible for the full amount of any federal or state tax liability resulting from the sale of the Assets and Assumption of Liabilities and will not look the Other Parties for any reimbursement, offset or gross-up to the Purchase Price as a result of such liability.

            12.12 Parent Guarantee. Parent hereby unconditionally and irrevocably guarantees to DEGC the full, prompt and complete performance of all obligations of Seller set forth in this Agreement (the "GUARANTEED OBLIGATIONS"). Parent hereby waives: (i) any and all notice to Parent, to Seller or to any other person, including, but not limited to, notices of the acceptance of this guarantee, and any and all notice, or the right to approve, of the creation, renewal, extension, modification, or accrual of the Guaranteed Obligations, or the exercise of any right, power or privilege hereunder and the incurring of the Guaranteed Obligations; and (ii) promptness, diligence, presentment, protest, demand for payment, notice of default, dishonor or nonpayment suit or taking of other action by Seller. Moreover, Parent agrees that its obligations shall not be affected by any circumstances, except payment, which constitute a legal or equitable discharge of a guarantor or surety.

            12.13 Bulk Transfer Laws. DEGC hereby waives compliance by Seller with the provisions of any applicable bulk transfer laws, or any other similar laws, in connection with the sale of the Assets to DEGC.

                            [Signature Page Follows]

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

            IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.

"PARENT"                                     "DEGC"

MATRIA HEALTHCARE, INC.                      DEGC ENTERPRISES (U.S.), INC.,
a Delaware corporation                       a Florida corporation

By: /s/ Parker H. Petit                      By: /s/ Joseph H. Capper
   --------------------------------------       --------------------------------
Its: Chairman and Chief Executive Officer    Its: Chief Executive Officer
     ------------------------------------        -------------------------------

"SELLER"

DIABETES SELF CARE, INC.
a Virginia corporation

By: /s/ Yvonne V. Scoggins
   --------------------------------
Its: Treasurer
    -------------------------------

DIABETES MANAGEMENT
SOLUTIONS, INC.
a Delaware corporation

By: /s/ Yvonne V. Scoggins
   --------------------------------
Its: Treasurer
    -------------------------------